Letter to MRC
January 4, 2024

Minnesota Racing Commission
c/o Commissioner Camille McArdle DVM, Chair
1100 Canterbury Road, Suite 100
Shakopee, MN 55379

Dear Commissioners:

On behalf of Minnesota's horse owners and trainers, the small businesses that benefit from a thriving horse industry, and the tens of thousands of horse racing fans in Minnesota, we request that the Minnesota Racing Commission (the "MRC") approve the enclosed application for On-Track Advance Deposit Wagering ("ADW") on Historical Horse Racing under its authority provided in Minnesota Statutes Chapter 240. Specifically, Canterbury Park and Running Aces are each seeking approval of up to 500 terminals at each location of On-Track ADW on Historical Horse Racing.

The MRC is well acquainted with the national trends affecting the success of horse racing. In states where racing continues to flourish, racetracks are authorized to offer a broader mix of gaming than just pari-mutuel betting on daily races. In contrast, states without complementary gaming are experiencing smaller purses, shrinking fields, and in some cases, closing tracks.

At different times, the State of Minnesota has demonstrated the importance of adapting to consumer demand by approving a broader mix of gaming at racetracks. Authorizing betting on simulcast races, card casino games and advance deposit wagering are just three examples that have helped sustain purses at the state's two Class A racetracks. Looking ahead, an additional, modest step to permit horse enthusiasts to make On-Track ADW on Historical Horse Racing would continue this direction and enhance the commitment to a strong horse industry in this state.

As the MRC considers this application and the attachments, it should feel confident in its authority to approve the filing. There is no question that, under Minn. Stat. ch. 240, the MRC can authorize and regulate activities that meet the following criteria:

- Involve the outcomes of actual horse races;
- Determine payouts based on pari-mutuel pools; and
- Require use of onsite ADW for players to participate as bettors in the races.

On-Track ADW on Historical Horse Racing will also meet the MRC's mission by furthering the success of Minnesota's horse industry. We note that we are not recommending any changes in the distribution of funds required by Minn. Stat. § 240.131. Consequently, revenues from handle will be used for racing purses, Commission regulatory expenses, breeders and horse retirement programs, and ADW provider and racetrack operating expenses.

Finally, adoption of On-Track ADW on Historical Horse Racing is in the public's interest. We note the following reasons why the MRC's approval is likely to result in a substantial boost to future racing purses:

1. Proven. Adopts a successful national solution for increasing purses and addressing regulatory costs.
2. Complementary. Uses pari-mutuel betting on past horse races to support today's racing purses.
3. Consumer Preferences. Electronic systems will allow players to interact with racing at their own pace (similar to simulcast racing approved in Minnesota).
4. Narrow Approach. A unique game that can attract racing enthusiasts without disrupting the rest of Minnesota's gaming marketplace.
5. Track Record. ADW is legal and has been successfully operating in Minnesota since 2015.

In support of this application, we submit the following documents. Three documents are submitted as confidential, nonpublic information under Minn. Stat. § 13.37, subd. 1(b).

Exhibit A	A letter from Global Laboratories International to AmTote International, Inc. and PariMAX, LLC
Exhibit B	A draft contract between AmTote International, Inc. and Canterbury Park
Exhibit C	A draft contract between AmTote International, Inc. and Running Aces

These documents contain proprietary information, subject to reasonable efforts to maintain its secrecy, and from which its authors derive an independent economic value from its not being known to other persons who could obtain economic value from its disclosure. We request that the MRC treat Exhibits A-C as confidential, nonpublic data.

In addition to these documents, please find the following.

Exhibit D	A December 2023 Market Study for Proposed Advanced Deposit Wagering on Historical Horse Racing by Marquette Advisors
Exhibit E	A Letter from Xpressbet proposing a change to Section 4 of its current Plan of Operation
Exhibit F	A presentation deck, entitled "On-Track Advance Deposit Wagering on Historical Horse Racing: Adapting to Consumer Demand, Supporting a Strong Horse Industry"

Exhibit G A letter from Evan Nelson of Maslon LLP providing a legal opinion on the MRC's authority to approve On-Track ADW on Historical Horse Racing

Exhibit H A letter of support from Minnesota Harness Racing, Inc.

We will be submitting additional letters of support from the Minnesota Quarter Horse Association and the Minnesota Horsemen's Benevolent & Protective Association, Inc.

Please contact either of us with questions about this application. We look forward to a discussion at the next available MRC meeting.

Sincerely,

Randy Sampson
Canterbury Park

Taro Ito
Running Aces

EXHIBIT D

MARKET STUDY FOR PROPOSED ADVANCE DEPOSIT WAGERING ON HISTORICAL HORSE RACING AT: CANTERBURY PARK (SHAKOPEE, MN) & RUNNING ACES (COLUMBUS, MN)

December 2023

Marquette Advisors File #23024


Running Aces
Canterbury Park
Minneapolis
St Paul

PREPARED FOR:

Mr. Randy Sampson
Canterbury Park Entertainment LLC
1100 Canterbury Road
Shakopee, MN 55379

PREPARED BY:

Marquette Advisors
International Hospitality and Gaming Consultants

Minneapolis Office: 50 South 6th Street, Suite 1308, Minneapolis, MN 55402
Phone: 612-335-8888; Fax: 612-334-3022
Seattle Office: 2723 California Avenue SW, Seattle, WA 98116
Phone: 425-392-7482; Fax: 425-392-7330
New York Office: 54 West 40th Street, New York, NY 10018
Phone: 646-868-8025; Fax: 612-334-3022

EXHIBIT D

Marquette Advisors
International Hospitality and Gaming Consultants

December 20, 2023

Mr. Randall Sampson, CEO
Canterbury Park Entertainment LLC
1100 Canterbury Road
Shakopee, MN 55379

R.E.: Market Study for Proposed Historic Horse Racing Terminals at:
Canterbury Park – Shakopee MN
Running Aces – Columbus, MN

Marquette Advisors File # 24024

Dear Mr. Sampson:

We are pleased to present our market study for the contemplated addition of Advance Deposit Wagering on Historical Horse Racing (ADW/HHR) terminals at both Canterbury Park and Running Aces within the Twin Cities Metropolitan Area. In this report we begin with a review and discussion of Historical Horse Racing (HHR) terminals and evaluate their revenue performance in other U.S. markets. This analysis, paired with our review of the Canterbury Park and Running Aces facilities, the regional gaming supply, and the surrounding demographic and economic base provides the basis of our forecast for ADW/HHR revenues at both facilities. We greatly appreciate the opportunity to assist you in evaluating this development opportunity, which is anticipated to have a profound positive economic impact on the horse racing industry in Minnesota. We remain available to answer any questions you might have regarding our analysis or conclusions.

Sincerely,

MARQUETTE ADVISORS

Brent E. Wittenberg, CRE
Sr. Vice President

Louis W. Frillman, CRE, MAI, FRICS
President

Marquette Advisors Offices:
Minneapolis Office: 50 South 6th Street, Suite 1308, Minneapolis, MN 55402
Phone: 612-335-8888; Fax: 612-334-3022
Seattle Office: 2723 California Avenue SW, Seattle, WA 98116
Phone: 425-392-7482; Fax: 425-392-7330
New York Office: 54 West 40th Street, New York, NY 10018
Phone: 646-868-8025; Fax: 612-334-3022

EXHIBIT D

TABLE OF CONTENTS

BACKGROUND & UNDERSTANDING

Canterbury Park Entertainment LLC ("Canterbury" or "Company") and Running Aces are evaluating the potential to add On-Track Advance Deposit Historical Horse Racing (ADW/HHR) terminals at Canterbury Park (Shakopee, MN) and Running Aces (Columbus, MN). We understand that up to 500 ADW/HHR terminals are contemplated for each property. By expanding the pari-mutuel wagering platform with the addition of ADW/HHR terminals, both facilities are expected to experience considerable growth. Moreover, with expected statutory revenue sharing requirements, this initiative is expected to have a strong positive impact on the horse racing industry in Minnesota, as has been the case in other U.S. markets.

In this regard, the Company recently retained Marquette Advisors ("Consultant") to provide a market analysis and forecast of potential HHR machine utilization and revenues at both Canterbury Park and Running Aces and to develop estimates of related revenue sharing and tax payments from ADW/HHR wagering activity. Marquette Advisors has more than 30 years of experience as a consultant to the racing and gaming industries across North America. We are regularly called upon by both public and private sector clients engaged in these industries. A summary of our professional qualifications is provided in the Addenda at the end of this report.

Our conclusions are based on information developed from research of the market, a review of the Minnesota pari-mutuel market environment and underlying demographic/economic factors, and an analysis of comparable markets throughout the United States, with a particular focus on pari-mutuel markets where HHR terminals exist along with traditional casinos. The sources of information and the basis for our estimates and assumptions are stated in the body of this report. This information and supporting documentation are assumed to be accurate and no attempt at independent verification was made. The revenue projections presented in this report are based on estimates and assumptions developed in connection with our market study. However, some assumptions inevitably will not materialize, as unanticipated events and circumstances may occur. Therefore, actual results achieved during the period covered by our analysis will vary from our projections; those variations may be material. Further, we are not responsible for future marketing efforts and other management actions upon which actual casino results will depend.

Importantly, we note that our conclusions and projections of HHR wagering activity at Canterbury Park and Running Aces are based in part on the following major assumptions:

- It is assumed that 500 ADW/HHR terminals will be added at each facility. These are assumed to be "first generation" terminals, as described in this report.

- Both Canterbury Park and Running Aces will continue to be managed by competent and experienced personnel;

- No new competitive facilities will enter the regional market during the projection period, other than those identified in this report; and,

- Revenue sharing amounts as projected in this report, such as fees paid to the Minnesota Racing Commission and racehorse retirement and breeders fees, are dependent upon the utilization and revenue performance of ADW/HHR terminals and also the assumed statutory requirements and revenue sharing percentages as stated herein.

In addition, all findings, estimates, assumptions and conclusions discussed in this report are integral parts of the analyses and estimates provided.

MINNESOTA HORSE RACING & PARI-MUTUEL WAGERING – HISTORICAL PERSPECTIVE

Canterbury Downs opens as Minnesota's first racetrack in 1985 -- Through a voter-approved constitutional amendment, pari-mutuel horse racing and wagering activity began in the early 1980's. Canterbury Downs was the state's first track, opening in Shakopee, MN in 1985. The facility was purchased by the Sampson family in 1994 and at that time was renamed Canterbury Park. Presently, Canterbury Park's primary facilities and profit centers include live racing & simulcast betting, card room operations, and sponsored events and entertainment from which Canterbury derives revenue from space rentals, admissions fees and food & beverage sales.

Running Ace opens in 2008 -- In 2008, Running Aces, a harness horse racing track, opened its doors for business in the north-metro suburb of Columbus, MN. Running Aces features live horse racing and simulcast wagering facilities, as well as a card room and an attached hotel.

Canterbury Park / Shakopee Mdewakanton Sioux Community enter into Cooperative Marketing Agreement in 2012 -- In June of 2012, Canterbury Park and the Shakopee Mdewakanton Sioux Community (SMSC), operators of the nearby Mystic Lake Casino Resort, entered into a Cooperative Marketing Agreement (CMA). The objective of the CMA was to increase purses for live racing, thereby improving the quality and appeal of live races, resulting in better attendance and increases in wagering, while also providing positive stimulus to the horse breeding and training industries, and related agri-businesses. The agreement outlined that SMSC would make annual purse enhancement/marketing payments starting at $5.9 million in 2013, with annual increases. Payments from 2019-2022 were $8.9 million annually. The CMA expired in December of 2022, and SMSC was no longer obligated to make payments to support the live racing industry in Minnesota.

ADW legislation (2016) -- In 2016, legislation was passed to require Advance Deposit Wagering (ADW) operators accepting wagers in Minnesota to receive a class C racing license from the Minnesota Racing Commission and enter into a Source Market Fee Agreement (SMF) with Minnesota racetracks.

COVID-19 pandemic impacts racing industry beginning in 2020 -- In 2020, as with many industries, COVID-19 had a significant impact on racing. Both of Minnesota's racetracks were forced to cease operation for an extended period of time. Once able to reopen, the tracks operated with capacity limitations. Canterbury Park offered racing on what could be considered "non-traditional" weekdays, while Running Aces offered racing most afternoons. Simultaneous to attendance restrictions and rising regulatory costs, customer preferences also shifted during this timeframe. ADW licensees based outside the state were able to increase market share, as consumers looked to new technology to make pari-mutuel wager more convenient.

Minnesota tracks subject to additional challenges in 2023 – In 2023, Minnesota tracks were required to adopt and adhere to federal standards and compliance costs associated with the national regulation in order to continue simulcasting races out of state. For example, new assessments by the Horseracing Integrity & Safety Authority (HISA) resulted in just under $1.0 million in new (added) costs at the Minnesota tracks in 2023. Meanwhile, purse sizes at Canterbury Park have decreased due to the elimination of the SMSC annual payments. Extreme weather and air quality conditions caused an unprecedented number of live race cancelations. In 2023, Canterbury hosted just 54 race dates, compared to 70 in 2018. Total race day attendance has also declined from more than 448,000 spectators pre-COVID (2018) to just under 250,000 in 2023. Meanwhile, Minnesota's tracks are increasingly dependent on out-of-state bettors. In 2022, just over 90% of wagers on races staged at the Minnesota tracks were placed by non-Minnesota residents, compared to 75% just five years ago.

Minnesota Pari-Mutuel Wagering Trend – The table below shows annual pari-mutuel wagering statistics for Canterbury Park and Running Aces from 2013-2023. Following a temporary surge in activity in 2021-2022 in the immediate post-pandemic timeframe, pari-mutuel wagering has declined considerably in 2023. Total pari-mutuel handle in 2023 is estimated at $143.7 million, down 28% from 2022. At $61.7 million, live racing revenues account for about 43% of total pari-mutuel wagering. Live race handle in 2023 was down a full 43% from just last year. Simulcast handle as shown on the table are estimates from Canterbury Park and Running Aces based on year-to-date statistics through 12/26/23. Simulcast revenues, estimated at $25.1 million in 2023, are also down by approximately 2.6% compared to 2022.

Pari-Mutuel Wagering by Source
State of Minnesota

Year	Live Racing (Handle)			Simulcast (Handle)			ADW	Total Handle
	Canterbury	Running Aces	Total	Canterbury	Running Aces	Total		
2013	$37,710,718	$6,593,331	$44,304,049	$34,234,141	$2,299,015	$36,533,156	$0	$80,837,205
2014	$36,942,003	$6,182,583	$43,124,586	$31,590,946	$2,973,571	$34,564,517	$0	$77,689,103
2015	$41,130,004	$6,017,954	$47,147,958	$29,164,865	$7,170,762	$36,335,627	$0	$83,483,585
2016	$43,303,972	$7,146,150	$50,450,122	$27,333,919	$6,837,597	$34,171,516	$6,289,143	$90,910,781
2017	$43,673,201	$8,210,128	$51,883,329	$27,113,343	$7,246,019	$34,359,362	$36,247,977	$122,490,668
2018	$48,142,703	$8,276,043	$56,418,746	$28,281,571	$6,961,393	$35,242,964	$39,618,646	$131,280,356
2019	$40,634,304	$8,717,513	$49,351,817	$26,644,186	$7,220,792	$33,864,978	$41,494,418	$124,711,213
2020	$68,388,514	$5,988,104	$74,376,618	$12,937,633	$3,344,153	$16,281,786	$76,059,764	$166,718,168
2021	$90,860,999	$8,005,317	$98,866,316	$19,927,680	$6,074,369	$26,002,049	$69,108,832	$193,977,197
2022	$97,613,834	$11,340,432	$108,954,266	$19,150,345	$6,618,103	$25,768,448	$64,589,350	$199,312,064
2023*	$50,224,775	$11,512,565	$61,737,340	$18,350,000	$6,750,000	$25,100,000 *	$56,850,000 *	$143,687,340

* 2023 simulcast & ADW stats are estimates by Canterbury Park & Running Aces based on year-to-date handle through 12/26/23.

Source: Minnesota Racing Commission (2013-2022); Canterbury Park & Running Aces (2023)

EXHIBIT D

Number of Races & Purse Size -- We also examined national and state horse racing data collected by The Jockey Club and Equibase. Over the past 125-plus years, The Jockey Club has pursued its mission as an organization dedicated to the improvement of Thoroughbred breeding and racing. The Jockey Club and Equibase Company are nationally recognized as leading providers of horse racing industry statistics. Purse size is widely considered a key indicator of the horse racing industry's health. Accordingly, we reviewed data on the number of races and total purses for Minnesota and the U.S. as a whole. These statistics are summarized in the following table. The statistics shown for 2023 were provided by Canterbury Park and Running Aces. National data for 2023 is not yet available. It is also worth noting that the number of races shown for Minnesota includes thoroughbred races only. However, the purse data shown for MN includes both thoroughbred and quarter horse racing.

Minnesota Horse Racing
Growth in Races & Purses

	MN Thoroughbred Races		U.S. Races		MN Total Purses (TB & QH)		U.S. Total Purses	
Year	Races	% Change	Races	% Change	Purses	% Change	Purses	% Change
2010	476	-0.8%	46,379	-6.1%	$7,533,455	-6.7%	$1,031,317,175	-6.1%
2011	436	-8.4%	45,417	-2.1%	$6,741,111	-10.5%	$1,061,230,738	2.9%
2012	484	11.0%	45,086	-0.7%	$9,739,365	44.5%	$1,127,801,116	6.3%
2013	542	12.0%	43,139	-4.3%	$12,862,200	32.1%	$1,127,221,718	-0.1%
2014	545	0.6%	41,276	-4.3%	$14,277,050	11.0%	$1,111,716,495	-1.4%
2015	549	0.7%	38,941	-5.7%	$14,689,965	2.9%	$1,093,670,369	-1.6%
2016	545	-0.7%	38,284	-1.7%	$13,635,040	-7.2%	$1,083,695,594	-0.9%
2017	543	-0.4%	37,628	-1.7%	$13,010,000	-4.6%	$1,079,738,209	-0.4%
2018	561	3.3%	36,586	-2.8%	$15,286,500	17.5%	$1,117,743,340	3.5%
2019	534	-4.8%	36,207	-1.0%	$15,366,637	0.5%	$1,167,920,667	4.5%
2020	433	-18.9%	27,700	-23.5%	$10,869,803	-29.3%	$869,771,206	-25.5%
2021	539	24.5%	33,567	21.2%	$15,657,800	44.0%	$1,180,855,677	35.8%
2022	529	-1.9%	33,453	-0.3%	$15,748,650	0.6%	$1,309,856,951	10.9%
2023	397	-25.0%	N/A	N/A	$10,600,747	-32.7%	N/A	N/A
% Change, 2010-2022		11.1%		-27.9%		109.0%		27.0%
% Change, 2018-2022		-5.7%		-8.6%		3.0%		17.2%
% Change, 2018-2023		-29.2%		N/A		-30.7%		N/A

* National statistics not yet available for 2023.

** Total purses shown for MN includes by thoroughbred and quarterhorse racing.

Sources: The Jockey Club and Equibase Company, LLC (2010-2022); Canterbury Park (2023 statistics).

The number of races held each year has been in decline nationally over several years. A total of 33,453 races were held nationally in 2022. This reflects a 27.9% decline since 2010 and an 8.6% decline since 2018 (pre-COVID). By comparison, the number of races in Minnesota held fairly steady from 2013 through 2018. However, the 529 thoroughbred races in MN during 2022 was

down 5.7% as compared to 2018. This declined even further to just 397 races in 2023, as this was a very difficult year for thoroughbred racing in the state.

Even more notable is the decline in purses in Minnesota. Although purses nationally were up 17.2% between 2018-2022, Minnesota has experienced just the opposite. At just over $10.6 million in 2023, total purses were down 30.7% over five years, including a dramatic 32.7% decline between 2022-2023. The recent decline corresponds with the expiration of the Cooperative Marketing Agreement (CMA) with Shakopee Mdewakanton Sioux Community (SMSC) in 2022 and the elimination of SMSC purse enhancement/marketing payments.

Additionally, we reviewed The Jockey Club Fact Book Index Gross Purses and examined state-by-state purse size between 2018 and 2022. States with gross purses over $1,000,000 in 2022 were explored. Our findings and summary of the Jockey Club data is illustrated table below. The table ranks all states by the % change in purses between 2018 and 2022.

% Change in Purse Sizes, 2018-2022
(Select U.S. States with $1,000,000+ in total purses)

State	% Change, 2018-2022
Virginia	1059.6%
Wyoming	158.2%
Texas	88.9%
Arizona	84.3%
New Jersey	79.5%
Kentucky	78.2%
Delaware	44.4%
Indiana	28.6%
Ohio	23.2%
Colorado	19.0%
U.S. Total	17.2%
Iowa	13.7%
Louisiana	5.1%
California	4.5%
Minnesota	3.0%
New York	2.5%
Washington	4.0%
Florida	-18.6%
Illinois	-19.0%

Source: The Jockey Club

It is interesting to note that key racing states such as New York (+2.5%), Minnesota (+3.0%), and California (+4.5%) experienced growth rates which fell well short of the total national growth at

17.2%. Even as compared to the U.S. inflation rate of 16.5% during this period, purse growth in these states lagged considerably.

Surprisingly, two states showed purse growth of over 100% between 2018 and 2022. Virginia grew purses by $15.5 million, while the sparsely populated state of Wyoming reached purse size of over $1 million for the first time in its history (up 158.2%).

Particularly relevant to this analysis is the fact that HHR terminals have been authorized in both Virginia and Wyoming. Both markets have seen the HHR additions at tracks and at satellite facilities. Kentucky is another market with a well-established racing industry and a growing base of HHR terminals. Kentucky, too, has seen a marked increase in purses, increasing by more than 78% between 2018 and 2022.

The apparent positive impact of HHR terminals upon pari-mutuel markets such as Virginia, Kentucky and Wyoming suggests that closer analysis is warranted. While other states have more recently authorized HHR terminals, such as New Hampshire, Kansas, and Alabama, there is not yet enough historical data to assess these markets. Therefore, in the forthcoming section we analyze HHR terminal performance and pari-mutuel market conditions overall in Virginia, Kentucky and Wyoming. We've also analyzed several "submarkets" within each of these states in order to provide some basis of what we might expect with the introduction of HHR terminals at Canterbury Park and Running Aces within the Twin Cities metro area. In particular, we worked to identify and analyze "comparable" markets where HHR terminals have been deployed in areas where full Class III casinos also exist – such as would be the case in the Twin Cities market.

CASE STUDY - VIRGINIA

In December 2017, the Virginia Horse Racing Industry Strategic Planning Committee tendered a report to the VA Racing Commission. Among other things, the committee reached a consensus that the industry must identify opportunities for revenue growth in order to increase purses and better support the racing industry. In October of 2018, the VA Racing Commission unanimously approved racing terminals that create pari-mutuel pools from wagers placed on previously conducted horse races, i.e. Historical Horse Racing (HHR) terminals. Since then, Virginia has seen the addition of 2,790 HHR terminals at seven locations across the state. All of these facilities are operated by Churchill Downs, the owner/operator of Colonial Downs in New Kent, VA. The HHR terminals exist at Colonial Downs, as well as six additional satellite facilities under the Rosie's Gaming Emporium Brand. The map provided in this section shows the location of HHR terminals and facilities in Viriginia. Viriginia has also recently authorized casinos – to date, casinos have opened in Portsmouth, Danville and Bristol. The map also shows the location of casinos in Virginia and bordering states. The following are key points from our analysis of HHR terminals and overall pari-mutuel wagering activity in Virginia:

- HHR terminals have proven to be quite popular in Virginia. Total wagering grew to $4.04 billion in 2022, accounting for a full 96.3% of total pari-mutuel handle in the state. Meanwhile, live racing and simulcast wagering has remained relatively steady over the past two years, even with the expansion of HHR terminals across the state.

- With 2,640 terminals in six facilities statewide in 2022, HHR generated $306.2 million in net revenue (after prizes and payouts), reflecting a "hold rate" of 7.6% for the year.

- The average win per unit/day ("WPU") was $318 in 2022, ranging from a low of $205 at the Colonial Downs facility in New Kent to $411 in Richmond and $506 in Dumfries. The higher WPU in Richmond and Dumfries is attributable to the surrounding population density at these locations. Lower WPU at Colonial Downs relates in part to the availability of other forms of pari-mutuel wagering at the same site, inclusive of both live racing and simulcast betting.

Virginia HHR Terminals (red dots)
Virginia Casinos (black dots)
Casinos in neighboring states (blue dots)



DELAWARE
DISTRICT OF
Fanatics at Fedex Field
MGM National Harbor
Rosie's Gaming Emporium - Dumfries
WEST VIRGINIA
Sandy's Racing and Gaming
Mardi Gras Casino & Resort
The Casino Club
at the Greenbrier
TUCKY
Rosie's Gaming Emporium - Richmond
Colonial Downs
Rosie's Gaming Emporium - Vinton
Rosie's Gaming Emporium - Hampton
umberland Run
nd
VIRGINIA
Rivers Casino Portsmouth
Rosie's Gaming Emporium - Collinsvile
Rosie's Gaming Emporiuim - Emporia
Bristol Casino
Danville Casino

EXHIBIT D

Pari-Mutuel Wagering by Source
State of Virginia

Year	Live Racing + Simulcast		Account Wagering		HHR Terminals		Total Handle	
	Handle	%	Handle	%	Handle	%	Handle	%
2001	$123,879,396	100.0%	$0	0.0%	$0	0.0%	$123,879,396	100.0%
2002	$124,064,569	100.0%	$0	0.0%	$0	0.0%	$124,064,569	100.0%
2003	$130,382,875	100.0%	$0	0.0%	$0	0.0%	$130,382,875	100.0%
2004	$145,394,480	99.1%	$1,287,541	0.9%	$0	0.0%	$146,682,021	100.0%
2005	$151,758,202	92.3%	$12,691,398	7.7%	$0	0.0%	$164,449,600	100.0%
2006	$164,208,077	85.3%	$28,300,972	14.7%	$0	0.0%	$192,509,049	100.0%
2007	$167,684,686	83.5%	$33,206,726	16.5%	$0	0.0%	$200,891,412	100.0%
2008	$149,629,200	76.0%	$47,303,439	24.0%	$0	0.0%	$196,932,639	100.0%
2009	$122,461,456	71.1%	$49,850,493	28.9%	$0	0.0%	$172,311,949	100.0%
2010	$105,505,800	66.4%	$53,392,088	33.6%	$0	0.0%	$158,897,888	100.0%
2011	$97,737,893	60.9%	$62,646,844	39.1%	$0	0.0%	$160,384,737	100.0%
2012	$91,927,194	57.0%	$69,233,853	43.0%	$0	0.0%	$161,161,047	100.0%
2013	$86,220,535	54.1%	$73,205,095	45.9%	$0	0.0%	$159,425,630	100.0%
2014	$21,198,321	18.4%	$93,858,388	81.6%	$0	0.0%	$115,056,709	100.0%
2015	$291,174	0.4%	$79,478,623	99.6%	$0	0.0%	$79,769,797	100.0%
2016	$2,726,164	3.4%	$76,725,493	96.6%	$0	0.0%	$79,451,657	100.0%
2017	$20,803,619	20.4%	$81,076,535	79.6%	$0	0.0%	$101,880,154	100.0%
2018	$32,681,651	28.0%	$83,958,599	72.0%	$0	0.0%	$116,640,250	100.0%
2019	$39,078,097	3.2%	$86,629,347	7.2%	$1,078,283,481	89.6%	$1,203,990,925	100.0%
2020	$23,154,731	1.3%	$135,486,989	7.8%	$1,578,675,789	90.9%	$1,737,317,509	100.0%
2021	$36,186,621	1.1%	$126,229,780	3.7%	$3,271,958,939	95.3%	$3,434,375,340	100.0%
2022	$35,979,207	0.9%	$118,164,454	2.8%	$4,042,351,553	96.3%	$4,196,495,214	100.0%

Source: Virginia Racing Commission

EXHIBIT D

Virginia HHR Revenue Statistics

Year / Facility	Address	City	# of HHR Terminals	HHR Handle	HHR Net	Hold Rate	HHR WPU
October 2023 YTD (10 months)							
Colonial Downs -Rosie's Gaming Emporium	10515 Colonial Downs Pkwy	New Kent	574	$499,978,255	$38,665,830	7.7%	$222
Rosie's Gaming Emporium - Collinsville	2360 Virginia Avenue	Collinsville	37	$55,375,458	$4,338,285	7.8%	$386
Rosie's Gaming Emporium - Dumfries	18069 E. Triangle Shopping Plaza	Dumfries	156	$370,538,070	$28,541,923	7.7%	$602
Rosie's Gaming Emporium - Hampton	1996 Power Plant Pkwy	Hampton	700	$854,446,193	$65,448,453	7.7%	$308
Rosie's Gaming Emporium - Richmond	6807 Midlothian Turnpike	Richmond	700	$1,178,002,951	$88,189,356	7.5%	$414
Rosie's Gaming Emporium - Vinton	1135 Vinyard Road	Vinton	473	$454,254,670	$34,705,326	7.6%	$241
Rosie's Gaming Emporium - Emporia	700 W. Atlantic Street	Emporia	150	$23,435,439	$1,790,347	7.6%	$323
Total HHR			**2,790**	**$3,436,031,036**	**$261,679,520**	**7.6%**	**$309**
2022							
Colonial Downs -Rosie's Gaming Emporium	10515 Colonial Downs Pkwy	New Kent	574	$560,062,829	$42,938,149	7.7%	$205
Rosie's Gaming Emporium - Collinsville	2360 Virginia Avenue	Collinsville	37	$71,871,772	$5,554,614	7.7%	$411
Rosie's Gaming Emporium - Dumfries	18069 E. Triangle Shopping Plaza	Dumfries	156	$383,687,639	$28,793,985	7.5%	$506
Rosie's Gaming Emporium - Hampton	1996 Power Plant Pkwy	Hampton	700	$1,154,116,143	$88,200,396	7.6%	$345
Rosie's Gaming Emporium - Richmond	6807 Midlothian Turnpike	Richmond	700	$1,402,280,599	$105,001,072	7.5%	$411
Rosie's Gaming Emporium - Vinton	1135 Vinyard Road	Vinton	473	$470,332,571	$35,737,448	7.6%	$207
Total HHR			**2,640**	**$4,042,351,553**	**$306,225,664**	**7.6%**	**$318**

Source: Virginia Racing Commission

EXHIBIT D

Submarket Analysis – Norfolk, VA Area

Within the state of Virginia, we evaluated the Norfolk-area market more specifically. This area is worthy of comparison to the Twin Cities metro area, since it is home to an HHR facility (Rosie's Gaming Emporium-Hampton) and a casino (Rivers Casino-Portsmouth). The shaded area on the map below represents a 1-hour drive time surrounding Norfolk. The surrounding area beyond the 1-hour drive time zone also includes several HHR locations; however, the vast majority of demand within the 1-hour market is believed to be satisfied by Rosie's-Hampton and Rivers Casino-Portsmouth.

Shaded Area = Norfolk 1-Hr Drive Time
Red Dots = HHR
Black Dots = Casinos


Glen Allen
Jefferson
Rosie's Gaming Emporium - Richmond
Colonial Downs
Chester
Williamsburg
Petersburg
Rosie's Gaming Emporium - Hampton
Newport News
Chesapeake
Virginia Beach
Rivers Casino Portsmouth
Suffolk
Rosie's Gaming Emporiuim - Emporia
Roanoke Rapids
Elizabeth City

Norfolk Area Gaming Revenue
Feb 1 - Oct 31, 2023 (273 days)

Facility	Type	Location	State	HHR Terminals	Slot Machines	Gaming Tables	Total Gaming Positions	Hotel Rooms	Revenue (net) Machines	Tables	Gaming Total (net)	Win per Unit/Day (WPU) Machines	Tables	Total per Position
River's Casino-Portsmouth	Casino	Portsmouth	VA	0	1,433	81	1,919	0	$131,496,442	$63,261,213	$194,758,655	$372	$2,661	$372
Rosie's Gaming Emporium-Hampton	HHR	Hampton	VA	700	0	0	700	297	$57,778,778	$0	$57,778,778	$302	n/a	$302
Totals				700	1,438	81	2,619	297	$189,275,220	$63,261,213	$252,536,433	$353	$2,661	$353

Sources: VA Lottery; VA Racing Commission

Norfolk 1-Hour Drive Time Market Demos	
Age 21+ Population	1,269,374
Total Population	1,713,393
Total Households	671,734
Average HH Income	$102,153
Median HH Income	$73,785
Total Personal Income	$68,606,208,622

Source: ESRI Business Information Solutions

Gaming Market Metrics	
HHR Gross Wagering Revenue (Annual)	$77,247,341
Total Gaming Revenue (Annual)	$337,640,266
Total HHR Terminals	700
Total Gaming Positions	2,619
Total Adults per HHR Terminal	1,813
Total Adults per Gaming Position	485
HHR Market Share (Positions)	26.7%
HHR Market Share (Revenue)	22.9%
HHR Penetration Rate (% of Fair Share)	85.6%
HHR WPU	$302
Total Gaming WPU	$353
HHR Gaming Revenue per Adult	$61
Total Gaming Revenue per Adult	$266
HHR Revenue as % of Total Income	0.113%
Total Gaming Revenue as % of Total Income	0.492%

Norfolk Area Gaming Market - Shaded Area = 1-hour drive time zone


Glen Allen
Jefferson
Rosie's Gaming Emporium - Richmond
Colonial Downs
Chester
Petersburg
Williamsburg
Rosie's Gaming Emporium - Hampton
Newport News
Chesapeake
Virginia Beach
Rivers Casino Portsmouth
Suffolk
Rosie's Gaming Emporium - Emporia
Roanoke Rapids
Elizabeth City

EXHIBIT D

The following are key points from our analysis of the Norfolk market:

- The current gaming supply includes 2,619 total gaming positions in two facilities. There are 485 adult residents per gaming position in the market. This is a relatively high ratio of residents per position. By comparison, the Minneapolis 1-hour market with the addition of 1,000 ADW/HHR terminals at Canterbury Park and Running Aces, will have a somewhat lower ratio of 301 adult residents per gaming position, including the ADW/HHR terminals along with gaming positions at the area's three casinos.

- Total gaming within the 60-minute drive time zone surrounding Norfolk was $337.6 million in 2022, including $77.2 million at this area's single HHR facility in Hampton. HHR terminals performed at $302 WPU, compared to $353 WPU for the market as a whole.

- Total gaming revenue equates to 0.492% of total personal income in this area, or about $266 per adult resident.

- The area's single HHR facility contains 700 terminals, accounting for 26.7% of this area's gaming supply. On a "fair share" basis, one would expect that Rosie's Gaming Emporium in Hampton would similarly capture 26.7% of the area's gaming revenues. However, our analysis shows that the HHR facility captured 22.9% of market revenues. This equates to a "penetration rate" of 85.6%. In other words, the HHR facility captured 85.6% of its "fair share" of market demand.

- By comparison to other markets, the 85.6% HHR penetration rate in the Norfolk market is relatively high, as our review of other submarkets indicated lower HHR penetration. Contributing factors are the area's population density and the fact that Rosie's Gaming Emporium-Hampton is considerably closer to much of this resident base than the Rivers Casino in Portsmouth.

Submarket Analysis – Martinsville, VA Area

In the southern Virginia area of Martinsville, there are two HHR facilities and a single casino within a one-hour drive. This includes Rosie's Gaming Emporiums in Collinsville and Vinton, as well as the large Caesar's Casino-Virginia in Danville to the east. The one-hour market extends southward into the Winston-Salem & Greensboro area of North Carolina, and northward from Martinsville into Roanoke. Peripheral competitors include casinos to the north at The Greenbrier in West Virginia, and the Catawba Two Kings Casino in North Carolina.

Shaded Area = Martinsville, VA 1-Hr Drive Time
Red Dots = HHR
Blue Dots = Casinos


Beckley
The Casino Club at the Greenbrier
Lynchburg
Rosie's Gaming Emporium - Vinton
Roanoke
Blacksburg
Rosie's Gaming Emporium - Collinsville
Martinsville
Wolf Trap
Bristol Casino
Ceasar's-Virginia (Danville)
Henderson
Winston-Salem
Greensboro
Durham
Raleigh
Morganton
Hickory
Salisbury
Wilson
Sanford
Concord
Goldsboro
Gastonia
Catawba Two Kings Casino
CHARLOTTE

Martinsville, VA Area Gaming Revenue June 1 - Oct 31, 2023 (153 days)													
				HHR	Slot	Table	Total Gaming	Revenue (net)		Gaming	Win per Unit/Day (WPU)		
Facility	Type	Location	State	Terminals	Machines	Games	Positions	Machines	Tables	Total (net)	Machines	Tables	Total per Position
Caesar's Casino-Virginia	Casino	Danville	VA	0	800	27	962	$71,260,756	$24,658,538	$95,919,294	$652	$5,969	$652
Rosie's Gaming Emporium-Collinsville	HHR	Collinsville	VA	37	0	0	37	$1,758,036	$0	$1,758,036	$311	n/a	$311
Rosie's Gaming Emporium-Vinton	HHR	Vinton	VA	473	0	0	473	$16,635,073	$0	$16,635,073	$230	n/a	$230
Totals				510	800	27	1,472	$89,653,865	$24,658,538	$114,312,403	$508	$5,969	$508

Sources: VA Lottery; VA Racing Commission

Martinsville, VA 1-Hour Drive Time Market Demos	
Age 21+ Population	1,579,574
Total Population	2,099,004
Total Households	866,596
Average HH Income	$83,395
Median HH Income	$57,044
Total Personal Income	$72,269,773,420

Source: ESRI Business Information Solutions

Gaming Market Metrics	
HHR Gross Wagering Revenue (Annualized)	$43,878,966
Total Gaming Revenue (Annualized)	$272,706,059
Total HHR Terminals	510
Total Gaming Positions	1,472
Total Adults per HHR Terminal	3,097
Total Adults per Gaming Position	1,073
HHR Market Share (Positions)	34.6%
HHR Market Share (Revenue)	16.1%
HHR Penetration Rate (% of Fair Share)	46.4%
HHR WPU	$236
Total Gaming WPU	$508
HHR Gaming Revenue per Adult	$28
Total Gaming Revenue per Adult	$173
HHR Revenue as % of Total Income	0.061%
Total Gaming Revenue as % of Total Income	0.377%

Martinsville, VA Area Gaming Market - Shaded Area = 1-hour drive time zone


Beckley
Lynchburg
Blacksburg
Roanoke
Martinsville
Wolf Trap
Henderson
Winston-Salem
Greensboro
Durham
Raleigh
Morganton
Hickory
Salisbury
Rock
Wilson
Sanford
Concord
Goldsboro
Gastonia
CHARLOTTE

EXHIBIT D

The following are key points from our analysis of the Martinsville area market:

- The current gaming supply includes 1,472 total gaming positions in three locations. There are 1,073 adult residents per gaming position in the market. Again, this is a much higher ratio of residents per positioned than any of the other markets analyzed. Again, by comparison the Twin Cities market with the addition of 1,000 ADW/HHR terminals on top of the existing casino gaming supply, will have a ratio of 301 adults per gaming position.

- Based on year-to-date statistics through October 31, 2023, total gaming revenue (annualized) within the 60-minute drive time zone surrounding Martinsville is estimated at $272.7 million in 2023, including $43.9 million at this area's two HHR locations. HHR terminals performed at $236 WPU, compared to $652 WPU at Ceasar's Casino-Virginia in Danville. The higher WPU in this market is attributable to the relatively low supply of wagering devices on a per-capita basis.

- Total gaming revenue equates to 0.377% of total personal income in this area, or about $173 per adult resident.

- The area's two HHR locations feature a combined 510 terminals, accounting for 34.6% of this area's gaming supply. However, the HHR locations captured 16.1% of market revenues, or 46.4% of "fair share."

CASE STUDY - WYOMING

Reports by the Wyoming Gaming Commission show that HHR wagering began in 2013. Initial adoption of the product was slow, but steadily built over time. Terminals are still being added in new facilities across the state. Most locations offer a small number of devices (mostly less than 70) with an adjoining bar/restaurant environment. In 2022, there were 1,901 HHR terminals spread across 33 locations, with an average of 58 terminals per location. The adoption of HHR wagering has rejuvenated interest in racing, increasing wagering on live racing and also prompted an increase in the number of off-track betting locations. The following are key points from our analysis of HHR terminals, pari-mutuel wagering and overall gambling activity in Wyoming:

- HHR terminals have also proven to be popular in Wyoming. Total HHR wagering grew to $1.283 billion in 2022, accounting for 99.6% of total pari-mutuel handle in the state.

- It is also interesting to note that with the expansion of HHR wagering across the state, live racing handle increased from just over $1.1 million in 2014, when HHR wagering was just getting underway, to more than $2.3 million in 2022, more than doubling over eight years.

- With 1,901 terminals in 33 facilities in 2022, HHR terminals generated $81.1 million in net revenue (after prizes and payouts), reflecting a "hold rate" of 6.3% for the year.

- The average win per unit/day ("WPU") was $117 in 2022. HHR revenue performance varies by location throughout the state. WPU is dependent on a variety of factors such as the surrounding population density, as well as the size and attractiveness of these facilities, the quality of adjoining food & beverage service, etc., which varies considerably.

- The current statewide gaming supply includes 3,238 total positions, including 1,901 HHR terminals, 1,271 casino slot machines and 11 table games. There are just 132 adult residents per gaming position in Wyoming. This is a much lower ratio as compared to the other markets analyzed and reflects Wyoming's relatively small population base, as well as the proliferation of HHR terminals across several communities since 2013. These factors also contribute to lower WPU performance in Wyoming compared to Virginia and Kentucky.

- Wyoming's HHR terminals account for 58.7% of this state's gaming supply, with tribal casinos accounting for the remainder. The HHR terminals captured 57.8% of market revenues, or 98.4% of "fair share." HHR terminals in Wyoming capture much closer to their fair share of revenues than any of the other markets examined here. This is due to the distribution of HHR terminals across many locations and the relative distance of much of the state's resident base from tribal casinos, which are clustered in the central portion of the state near Riverton and Lander.

Wyoming HHR Terminals (red dots)
Tribal Casinos (black dots)



Derby Club Gaming Parlor/Sheridan
Cody
Derby Club Gaming Parlor/Gillette
Worland
WY Downs HHR/Thermopolis
Little Wind Casino
Wind River Hotel & Casino
Shoshone Rose Casino & Hotel
Wyoming Downs HHR/Bar Nunn
Wyoming Downs HHR/Casper - Troopers Bingo
Derby Club Gaming Parlor/Douglas
Torrington
Derby Club Gaming Parlor/Rawlins
Derby Club Gaming Parlor/Rock Springs
Horse Palace HHR/Green River
Green River
Horse Palace HHR/Evanston
WY Downs HHR/Laramie
Horse Palace
WY Downs HHR/Cheyenne Sen

EXHIBIT D

Pari-Mutuel Wagering by Source
State of Wyoming

	Live Racing		Simulcast		HHR Terminals		Total Handle	
Year	Handle	%	Handle	%	Handle	%	Handle	%
2011	$115,960	8.9%	$1,187,720	91.1%	$0	0.0%	$1,303,680	100.0%
2012	$136,547	2.1%	$6,497,578	97.9%	$0	0.0%	$6,634,125	100.0%
2013	$248,817	3.7%	$5,920,283	89.2%	$467,236	7.0%	$6,636,336	100.0%
2014	$1,152,463	15.3%	$6,288,611	83.2%	$113,589	1.5%	$7,554,663	100.0%
2015	$1,527,032	0.5%	$6,414,486	2.2%	$286,352,310	97.3%	$294,293,828	100.0%
2016	$1,019,471	0.4%	$5,092,157	2.1%	$238,797,158	97.5%	$244,908,786	100.0%
2017	$1,456,664	0.3%	$3,976,879	0.9%	$420,210,518	98.7%	$425,644,061	100.0%
2018	$1,560,505	0.3%	$3,849,563	0.7%	$570,599,000	99.1%	$576,009,068	100.0%
2019	$1,683,394	0.2%	$3,784,923	0.5%	$793,477,137	99.3%	$798,945,454	100.0%
2020	$1,586,948	0.2%	$3,142,757	0.5%	$677,190,159	99.3%	$681,919,864	100.0%
2021	$2,304,456	0.2%	$3,565,009	0.4%	$918,355,732	99.4%	$924,225,197	100.0%
2022	$2,312,686	0.2%	$3,257,734	0.3%	$1,283,728,530	99.6%	$1,289,298,950	100.0%

Source: Wyoming Gaming Commission

Wyoming HHR Revenue Statistics						
Year / Facility	City	# of HHR Terminals	HHR Handle	HHR Net	Hold Rate	HHR WPU
2022						
WY Downs-Casper Galloway's	Casper	49	$59,434,795	$3,803,763	6.4%	$213
WY Downs-Wilkins Circle	Casper	130	$55,467,064	$3,571,689	6.4%	$75
WY Downs-Outlaw Saloon	Cheyenne	50	$43,645,747	$2,708,277	6.2%	$148
WY Downs-Dell Range	Cheyenne	70	$80,500,375	$5,266,390	6.5%	$206
WY Downs-Cheyenne Plaza	Cheyenne	70	$87,211,951	$5,738,398	6.6%	$225
WY Downs-Evanston Sports	Evanston	40	$42,732,689	$2,707,874	6.3%	$185
WY Downs-Evansville	Evansville	57	$102,585,074	$6,339,036	6.2%	$305
WY Downs-Gillette Mingles	Gillette	61	$18,312,452	$1,220,948	6.7%	$55
WY Downs-Gillette OTB	Gillette	71	$50,164,615	$2,800,797	5.6%	$108
WY Downs-Green River Town Bar	Green River	33	$21,640,655	$1,356,908	6.3%	$113
WY Downs-Laramie	Laramie	32	$35,703,942	$1,913,423	5.4%	$164
WY Downs-Beacon Club	Mills	68	$43,724,983	$2,724,320	6.2%	$110
WY Downs-Rock Springs	Rock Springs	79	$85,291,895	$5,116,114	6.0%	$177
WY Downs-Sheridan	Sheridan	40	$41,648,755	$1,663,576	4.0%	$114
WY Downs-307 Sunrise Lanes	Casper	4	$196,356	$11,085	5.6%	$8
WY Downs-The Hanger	Casper	4	$289,234	$16,227	5.6%	$11
WY Downs-Trooper's Bingo	Casper	4	$463,821	$26,622	5.7%	$18
WY Downs-Gillette on 59	Gillette	71	$56,665,518	$3,126,927	5.5%	$121
Horse Palace-Rock Springs Bombers	Rock Springs	60	$61,395,616	$3,839,204	6.3%	$175
Horse Palace-Casper	Casper	79	$46,848,407	$2,876,794	6.1%	$100
Horse Palace-Cheyenne	Cheyenne	89	$37,085,788	$2,308,144	6.2%	$71
Horse Palace-Cheyenne Central	Cheyenne	68	$11,190,421	$755,556	6.8%	$30
Horse Palace-Evanston	Evanston	36	$25,539,615	$1,611,966	6.3%	$123
Horse Palace-F Street	Mills	30	$23,647,989	$1,502,497	6.4%	$137
Horse Palace-Gillette	Gillette	70	$42,174,993	$2,645,943	6.3%	$104
Horse Palace-Green River	Green River	44	$26,792,602	$1,699,710	6.3%	$106
Horse Palace-Sheridan	Sheridan	50	$24,846,871	$1,540,755	6.2%	$84
Derby Club-Boot Hill	Gillette	75	$40,230,956	$3,108,260	7.7%	$114
Derby Club-Blamore Rd	Casper	72	$8,009,244	$606,987	7.6%	$23
Derby Club-Sheridan	Sheridan	49	$28,098,815	$2,091,041	7.4%	$117
Derby Club-Pershing Parlor	Cheyenne	150	$33,182,956	$2,665,840	8.0%	$49
Derby Club-Center St	Casper	66	$34,456,049	$2,683,750	7.8%	$111
Derby Club-Rawlins	Rawlins	30	$14,548,288	$1,100,729	7.6%	$101
Total HHR		**1,901**	**$1,283,728,531**	**$81,149,550**	**6.3%**	**$117**

Source: Wyoming Racing Commission

Wyoming Gaming Revenues 2022

Facility	Type	HHR Terminals	Slot Machines	Table Games	Total Gaming Positions	Hotel Rooms	Revenue (net) Machines	Tables	Gaming Total (net)	Win per Unit/Day (WPU) Machines	Tables	Total per Position
Tribal (Total)	Casino	0	1,271	11	1,337	151	$57,000,000	$3,000,000	$60,000,000 *	$123	$747	$123
HHR (Total)	HHR	1,901	0	0	1,901	0	$81,149,550	$0	$81,149,550	$117	n/a	$117
Totals		1,901	1,271	11	3,238	151	$138,149,550	$3,000,000	$141,149,550	$119	$747	$119

*2022 Wyoming tribal casino revenue estimate by Marquette Advisors. Most recent published Indian Gaming Industry Report indicated tribal casino revenues of $50.9 million in 2017.

Wyoming Demographics	
Age 21+ Population	426,755
Total Population	578,766
Total Households	238,342
Average HH Income	$90,928
Median HH Income	$65,783
Total Personal Income	$21,671,961,376

Source: ESRI Business Information Solutions

Gaming Market Metrics	
HHR Gross Wagering Revenue (Annualized)	$81,549,150
Total Gaming Revenue (Annualized)	$141,149,550
Total HHR Terminals	1,901
Total Gaming Positions	3,238
Total Adults per HHR Terminal	224
Total Adults per Gaming Position	132
HHR Market Share (Positions)	58.7%
HHR Market Share (Revenue)	57.8%
HHR Penetration Rate (% of Fair Share)	98.4%
HHR WPU	$118
Total Gaming WPU	$119
HHR Gaming Revenue per Adult	$191
Total Gaming Revenue per Adult	$331
HHR Revenue as % of Total Income	0.376%
Total Gaming Revenue as % of Total Income	0.651%



Cody
Worland
Derby Club Gaming Parlor/Sheridan
Derby Club Gaming Parlor/Gillette
WY Downs HHR/Thermopolis
Little Wind Casino
Wind River Hotel & Casino
Shoshone Rose Casino & Hotel
Wyoming Downs HHR/Bar Nunn
Wyoming Downs HHR/Casper - Troopers Bingo
Derby Club Gaming Parlor/Douglas
Derby Club Gaming Parlor/Rawlins
Green River
Horse Palace HHR/Evanston
WY Downs HHR/Laramie
Torrington

EXHIBIT D

CASE STUDY - KENTUCKY

According to a recent Bloodhorse article, "Purses in Kentucky have increased in recent years due to historical horse racing gaming revenue, contributing to deeper fields and a more compelling wagering product."[1] The growth of wagering on previously conducted races has not only created renewed interest in the sport, also helping fuel additional development and new locations by current track owners. The compounding effect of more interest has led to more locations which in turn has led to even more interest.

As of October 2023, Kentucky had a total of 7,657 HHR terminals at 11 total locations around the state. This includes both racetracks and off-track betting facilities. The map on the following page shows the location of these facilities in Kentucky, as well as nearby border casinos in Ohio and Indiana. The following are key points from our analysis of HHR terminals and overall pari-mutuel wagering activity in Kentucky:

- HHR wagering totaled $8.2 billion in FY 2023, accounting for 93.1% of total pari-mutuel handle in the state. HHR revenues are up more than 300% since FY 2019. Meanwhile, with the expansion and increasing popularity of HHR wagering, live racing has also benefited, with live race handle increasing by 13% during the same period.

- With 7,657 terminals in 11 facilities statewide in FY 2023, HHR terminals generated $609.2 million in net revenue (after prizes and payouts), reflecting a "hold rate" of 7.4% for the year.

- The average HHR win per unit/day (WPU) was $239 in FY 2023, ranging from a low of $137 in Newport to a high of $347 in Franklin. The Mint at Kentucky Downs in Franklin and Derby City Gaming at Louisiana Downs in Louisville are the state's top performers in terms of WPU. Both facilities feature race and sports betting, and an HHR platform comprised of 1,000 to 1,300 terminals. A second Derby City HHR facility was recently opened in downtown Louisville and is expected to result in a redistribution of HHR wagering in the greater Louisville market. Caesar's Casino-Southern Indiana also attracts considerable wagering activity from the Louisville market.

- In northern Kentucky near Cincinnati, there are HHR terminals in two locations, including Newport Racing and Gaming (500 terminals) and Turfway Park (800 terminals). These facilities capture a portion of the wagering demand in the greater Cincinnati market. WPU at Newport was $137 in FY 2023 and $126 at Turfway Park. Five casinos compete along with these two HHR locations for wagering demand in the greater Cincinnati area. This market was subject to closer examination due to the presence of both HHR and casinos within the same area – such as will be the case in the Twin Cities metro area.

[1] *"Purses, Handle Climb in Kentucky through Nov 25."* Byron King, Bloodhorse, November 29, 2023.

Kentucky HHR Terminals (red dots)
Casinos in neighboring states (blue dots)


Chillicothe
Effingham
Bloomington
Seymour
Hollywood C
Hard Rock Casino - Cincinnati
Belterra Park Gaming
Turfway Park Racing and Gaming
Rising Star Casino Resort
Belterra Casino Resort
Casino Queen
Vincennes
French Lick Resort
Centralia
Mount Vernon
Sandy's Racing and Gam
Huntington
LOUISVILLE
Caesars Southern Indiana
Frankfort
Lexington-Fayette
Red Mile Gaming & Racing
Bally's Evansville
Ellis Park
Owensboro
Walker's Bluff Casino Resort
Carbondale
Richmond
Elizabethtown
Danville
Madisonville
Century Casino Cape Girardeau
Harrah's Metropolis Hotel & Casino
Paducah
Somerset
Bowling Green
The Mint Gaming Hall Bowling Green
The Mint Gaming Hall Cumberland Run
Hopkinsville
Oak Grove Racing, Gaming & Hotel
The Mint Gaming Hall Cumberland
The Mint Gaming Hall at Kentucky Downs
Clarksville
Kingsport
Gallatin
Hendersonville
Johnson
Century Casino Caruthersville
NASHVILLE
Cookeville
Morristown
Greeneville

EXHIBIT D

Pari-Mutuel Wagering by Source
State of Kentucky

	Live Racing		Simulcast		ADW		HHR Terminals		Total Handle	
Year	Handle	%	Handle	%	Handle	%	Handle	%	Handle	%
FY 2015	$113,657,516	13.6%	$189,658,311	22.6%	$161,833,970	19.3%	$372,670,250	44.5%	$837,820,047	100.0%
FY 2016	$111,735,949	9.9%	$180,848,456	16.0%	$197,006,273	17.4%	$641,488,829	56.7%	$1,131,079,507	100.0%
FY 2017	$110,341,295	7.9%	$165,330,457	11.8%	$208,021,481	14.8%	$920,331,753	65.5%	$1,404,024,986	100.0%
FY 2018	$109,401,963	6.9%	$152,655,557	9.6%	$236,763,629	14.9%	$1,091,766,502	68.6%	$1,590,587,651	100.0%
FY 2019	$103,324,490	4.1%	$141,177,474	5.6%	$256,862,470	10.2%	$2,028,026,118	80.2%	$2,529,390,552	100.0%
FY 2020	$37,964,470	1.4%	$94,449,482	3.5%	$282,944,126	10.6%	$2,256,637,433	84.5%	$2,671,995,511	100.0%
FY 2021	$51,935,168	1.0%	$94,988,411	1.8%	$450,335,504	8.7%	$4,607,641,991	88.5%	$5,204,901,074	100.0%
FY 2022	$95,557,219	1.3%	$99,927,560	1.4%	$387,880,438	5.2%	$6,811,798,160	92.1%	$7,395,163,377	100.0%
FY 2023	$116,863,652	1.3%	$98,660,977	1.1%	$395,215,711	4.5%	$8,200,696,636	93.1%	$8,811,436,976	100.0%

Source: Kentucky Horse Racing Commission

EXHIBIT D

Kentucky HHR Revenue Statistics

Year / Facility	Address	City	# of HHR Terminals	HHR Handle	HHR Net	Hold Rate	HHR WPU
FY 2024 YTD - Oct 2023 (4 mos.)							
Derby City Gaming at LA Downs	4520 Poplar Level Road	Louisville	1,300	$781,621,506	$58,792,460	7.5%	$368
The Mint - Kentucky Downs-Franklin	5629 Nashville Rd	Franklin	1,000	$603,021,345	$43,056,818	7.1%	$350
Oak Grove Racing & Gaming	777 Winners Way	Oak Grove	1,300	$568,239,256	$42,304,102	7.4%	$265
Red Mile Gaming & Racing	1200 Red Mile Road	Lexington	900	$318,512,273	$22,989,864	7.2%	$208
The Mint - Kentucky Downs-Bowling Green	2475 Scottsville Rd	Bowling Green	500	$160,242,505	$12,525,648	7.8%	$204
Turfway Park Racing & Gaming	7500 Turfway Road	Florence	800	$213,745,470	$17,233,120	8.1%	$175
The Mint-Cumberland	244 Penny Lane	Williamsburg	450	$146,272,378	$12,194,807	8.3%	$220
Newport Racing & Gaming	1723 Monmouth Street	Newport	500	$108,412,402	$8,536,577	7.9%	$139
Ellis Park	3300 US Hwy 41 North	Henderson	187	$92,829,117	$7,218,083	7.8%	$314
The Mint-Cumberland Run	75 Buchanan Blvd.	Corbin	50	$9,936,839	$871,635	8.8%	$142
Sandy's Racing & Gaming *	10775 US Hwy 60	Ashland	670	$9,238,190	$682,736	7.4%	$204
FY 2024 YTD Total			**7,657**	**$3,012,071,281**	**$226,405,850**	**7.5%**	**$240**
**Sandy's Racing and Gaming opened 10/27/23 - total of five operating days during the period shown here.*							
FY 2023							
Derby City Gaming at Louisiana Downs	4520 Poplar Level Road	Louisville	1,300	$2,130,866,012	$159,873,367	7.5%	$337
The Mint - Kentucky Downs-Franklin	5629 Nashville Rd	Franklin	1,000	$1,790,241,292	$126,790,155	7.1%	$347
Oak Grove Racing & Gaming	777 Winners Way	Oak Grove	1,300	$1,651,348,229	$120,851,142	7.3%	$255
Red Mile Gaming & Racing	1200 Red Mile Road	Lexington	900	$841,965,023	$59,529,173	7.1%	$181
The Mint - Kentucky Downs-Bowling Green	2475 Scottsville Rd	Bowling Green	500	$459,088,101	$35,856,202	7.8%	$196
Turfway Park Racing & Gaming	7500 Turfway Road	Florence	800	$452,660,649	$36,921,163	8.2%	$126
The Mint-Cumberland	244 Penny Lane	Williamsburg	450	$325,851,504	$27,239,113	8.4%	$166
Newport Racing & Gaming	1723 Monmouth Street	Newport	500	$318,211,505	$25,078,584	7.9%	$137
Ellis Park	3300 US Hwy 41 North	Henderson	187	$230,464,321	$17,073,558	7.4%	$250
The Mint-Cumberland Run	75 Buchanan Blvd.	Corbin	50	$29	$0	0.0%	$0
FY 2023 Total			**6,987**	**$8,200,696,665**	**$609,212,457**	**7.4%**	**$239**
Source: Kentucky Horse Racing Commission							

EXHIBIT D

Submarket Analysis – Cincinnati Area

The greater Cincinnati market is perhaps the most similar to the Twin Cities market among the various HHR markets studied, because of its size and the fact that this area is home to multiple HHR locations and also full casinos. The shaded area on the map below represents a one-hour drive time surrounding Cincinnati. This area includes two HHR terminal locations in Kentucky, including Turfway Park (800 terminals) and Newport Gaming & Racing (500 terminals). In the city of Cincinnati, the dominant facility is the Hard Rock Casino with 2,241 total gaming positions. Belterra Park is also located nearby, with 1,102 positions. Meanwhile, there are three casinos just to the east in Indiana, including Hollywood Casino-Lawrenceburg (1,695 gaming positions + 295 hotel rooms), Rising Star Casino Resort (723 gaming positions + 201 hotel rooms), and Belterra Casino Resort (1,018 gaming positions + 297 hotel rooms).

Shaded Area = Cincinnati 1-Hour Drive Time
Red Dots = HHR
Blue Dots = Casinos


Dayton
Kettering
Eaton
Cedarville
Connersville
Rushville
Oxford
Middletown
Trenton
Sabina
Wilmington
Brookville
Hamilton
Fairfield
Greensburg
Batesville
Harrison
Blanchester
Hillsboro
Cincinnati
Hollywood Casino - Lawrenceburg
Newport Gaming & Racing
Belterra Park Gaming
Aurora
Williamsburg
Mount Orab
North Vernon
Turfway Park Racing and Gaming
Independence
Rising Star Casino Resort
Georgetown
Belterra Casino Resort
Crittenden
West Union
Madison
Ripley
Carrollton
Maysville
Williamstown
Charlestown
La Grange
Cynthiana
Flemingsburg

Cincinnati Area Gaming Revenue
T-12 as of June 30, 2023

Facility	Type	Location	State	HHR Terminals	Slot Machines	Table Games	Total Gaming Positions	Hotel Rooms	Revenue (net) Machines	Tables	Gaming Total (net)	Win per Unit/Day (WPU) Machines	Tables	Total per Position
Hard Rock Casino - Cincinnati	Casino	Cincinnati	OH	0	1,623	103	2,241	0	$163,757,853	$87,157,196	$250,915,049	$307	$2,318	$307
New port Racing & Gaming	HHR	New port	KY	500	0	0	500	0	$25,078,584	$0	$25,078,584	$137	n/a	$137
Belterra Park	Racino	Cincinnati	OH	0	1,102	0	1,102	0	$85,879,901	$0	$85,879,901	$214	n/a	$214
Turfway Park Racing & Gaming	HHR	Florence	KY	800	0	0	800	0	$36,921,163	$0	$36,921,163	$126	n/a	$126
Hollyw ood Casino-Law renceburg	Casino	Law renceburg	IN	0	1,333	60	1,693	295	$132,280,447	$27,629,443	$159,909,890	$259	$1,262	$259
Rising Star Casino Resort	Casino	Rising Sun	IN	0	627	16	723	201	$41,227,753	$3,473,262	$44,701,015	$169	$595	$169
Belterra Casino Resort	Casino	Florence	IN	0	868	25	1,018	297	$78,242,509	$11,755,539	$89,998,048	$242	$1,288	$242
Totals				1,300	5,553	204	8,077	793	$563,388,210	$130,015,440	$693,403,650	$235	$1,746	$235

Sources: Kentucky Horse Racing Commission, Indiana Gaming Commission, Ohio Gaming Commission

Cincinnati 1-Hour Drive Time Market Demos	
Age 21+ Population	1,900,032
Total Population	2,574,739
Total Households	1,029,139
Average HH Income	$104,313
Median HH Income	$74,109
Total Personal Income	$107,352,576,507

Source: ESRI Business Information Solutions

Gaming Market Metrics	
HHR Gross Wagering Revenue (Annualized)	$61,999,747
Total Gaming Revenue (Annualized)	$693,403,650
Total HHR Terminals	1,300
Total Gaming Positions	8,077
Total Adults per HHR Terminal	1,462
Total Adults per Gaming Position	235
HHR Market Share (Positions)	16.1%
HHR Market Share (Revenue)	8.9%
HHR Penetration Rate (% of Fair Share)	55.6%
HHR WPU	$131
Total Gaming WPU	$235
HHR Gaming Revenue per Adult	$33
Total Gaming Revenue per Adult	$365
HHR Revenue as % of Total Income	0.058%
Total Gaming Revenue as % of Total Income	0.646%

Cincinnati Area Gaming Market - Shaded Area = 1-hour drive time zone



Dayton
Kettering
Eaton
Cedarville
Connersville
Rushville
Oxford
Middletown
Trenton
Wilmington
Sabina
Hamilton
Fairfield
Greensburg
Batesville
Harrison
Blanchester
Hillsboro
Cincinnati
Aurora
Williamsburg
Mount Orab
North Vernon
Independence
Georgetown
Crittenden
West Union
Ripley
Madison
Carrollton
Williamstown
Maysville
Charlestown
La Grange
Cynthiana
Flemingsburg

EXHIBIT D

The following are key points from our analysis of the Cincinnati area market:

- The current gaming supply in this market includes 8,077 total gaming positions in seven locations. There are 235 adult residents per gaming position in the market. This is somewhat lower compared to the Virginia markets we have analyzed here, and also lower than the 301 adults per position in the Twin Cities market.

- Total gaming within the one-hour drive time zone surrounding Cincinnati was $693.4 million in FY 2023. This includes approximately $62.0 million in combined net revenues at the area's two HHR locations. HHR terminals performed at $131 WPU, compared to $235 WPU for the market as a whole.

- Total gaming revenue equates to 0.646% of total personal income in this area, or about $363 per adult resident.

- The area's HHR inventory consists of 1,300 terminals, accounting for 16.1% of market supply. HHR terminals account for 8.9% of market revenue, or 55.6% of "fair share." In Cincinnati, the Hard Rock Casino benefits from a central location and a full complement of casino gaming and related amenities, and thus achieved a much stronger market penetration than the other casinos and HHR sites.

- By comparison to other markets, the 55.6% HHR penetration rate in the Cincinnati-area market is just slightly higher than that noted for Martinsville, VA at 46.4%, and also slightly higher than Louisville, KY at 41.3%. HHR penetration is much lower in Cincinnati at 55.6% than Norfolk, VA at 85.6%. However, as noted previously the Norfolk area HHR facility has an advantageous location with strong surrounding population density and proximity as compared to casino alternatives in that market.

ADW/HHR TERMINAL REVENUE FORECAST – CANTERBURY PARK & RUNNING ACES

In evaluating the potential performance of ADW/HHR terminals at Canterbury Park and Running Aces, we have considered the characteristics of both locations along with surrounding market area supply & demand factors. This report provides a summary of our analysis of "comparable" markets where HHR wagering exists. While market comparisons are limited in number and the availability of historical data, it is our view that this approach provides the best indication of how the ADW/HHR terminals might perform in the Twin Cities market. Presented tabularly on the following page is a summary of our ADW/HHR revenue forecast based on 1,000 total terminals in the Twin Cities market, along with underlying market demographics and key market metrics for this area. The table also shows how the Twin Cities market forecast compares with the peer markets analyzed in this report. We believe that among the markets studied, the Cincinnati area is most similar to the Twin Cities based on size and other factors such as the per-capita supply of wagering devices and the distribution of HHR terminals and full-scale casinos within the market.

From our analysis, we estimate that the proposed 1,000 ADW/HHR terminals have the potential to generate total gross wagering (net revenue after prizes and customer payouts) of approximately **$36,000,000 ($99 WPU)** by year three of operations. This is based on an estimated total market size of approximately $1 billion, including the two ADW/HHR locations. Revenue at the area's three tribal casinos (Mystic Lake, Little Six, and Treasure Island) is estimated at roughly $950 million. ADW/HHR revenues as projected equate to approximately 3.6% of total market revenue. The ADW/HHR penetration rate as forecasted is approximately 33%. In other words, we estimate that the ADW/HHR terminals will capture approximately 1/3 of their "fair share" of market revenues. Fair-share would be 10.8% based on ADW/HHR proportionate share of total wagering positions in the Twin Cities market. We've noted somewhat stronger penetration rates for HHR terminals in other markets, including 55% in Cincinnati. We believe it is reasonable to expect a lower penetration rate for the ADW/HHR terminals in the Twin Cities market due to the proximity of strong casino competitors with well-established marketing programs and customer bases. Another factor is the type of ADW/HHR terminals that will be deployed. It is our understanding that these will be "early generation" terminals. While the most modern HHR terminals (more common in Kentucky and Virginia) are designed to look and play more similarly to a casino slot machine, the ADW/HHR terminals at Canterbury Park and Running Aces will be more basic in design and somewhat more cumbersome to operate since players will have to first establish an account with a deposit in order to place a wager.

Minnesota ADW/HHR Terminal Revenue Forecast (Stabilized - Year 3)
& Comparison to Other HHR Markets

	MN ADW/HHR Revenue Potential					
	Minneapolis 1-Hour Drive Time	Cincinnati, OH 1-Hour Drive Time	Louisville, KY 30-Min. Drive Time	Norfolk, VA 1-Hour Drive Time	Martinsville, VA 1-Hour Drive Time	State of Wyoming
Demographics						
Age 21+ Population	2,770,342	1,900,032	809,264	1,269,374	1,579,574	426,755
Total Population	3,769,375	2,574,739	1,077,432	1,713,393	2,099,004	578,766
Total Households	1,466,284	1,029,139	445,210	671,734	866,596	238,342
Average HH Income	$124,694	$104,313	$95,739	$102,133	$83,395	$90,928
Median HH Income	$89,961	$74,109	$83,476	$73,795	$57,044	$65,783
Total Personal Income	$182,836,817,096	$107,352,576,507	$42,623,960,190	$88,606,208,622	$72,269,773,420	$21,671,961,376
Gaming Market Metrics						
ADW/HHR Gross Wagering Revenue (Annualized)	$36,000,000	$61,999,747	$58,792,460	$77,247,341	$43,878,986	$81,549,150
Total Gaming Revenue (Annualized)	$1,000,000,000	$693,403,650	$313,095,591	$337,640,286	$272,706,059	$141,149,550
Total ADW/HHR Terminals	1,000	1,300	1,300	700	510	1,901
Total Gaming Positions	9,218	8,077	2,859	2,619	1,472	3,238
Total Adults per ADW/HHR Terminal	2,770	1,462	623	1,813	3,097	224
Total Adults per Gaming Position	301	235	283	485	1,073	132
ADW/HHR Market Share (Positions)	10.8%	16.1%	45.5%	26.7%	34.6%	58.7%
ADW/HHR Market Share (Revenue)	3.6%	8.9%	18.8%	22.9%	16.1%	57.8%
ADW/HHR Penetration Rate (% of Fair Share)	33.2%	55.6%	41.3%	85.6%	46.4%	98.4%
ADW/HHR WPU	$99	$131	$124	$302	$236	$118
Total Gaming WPU	$297	$235	$300	$353	$508	$119
ADW/HHR Gaming Revenue per Adult	$13	$33	$73	$61	$28	$191
Total Gaming Revenue per Adult	$361	$365	$387	$266	$173	$331
ADW/HHR Revenue as % of Total Income	0.020%	0.058%	0.138%	0.113%	0.061%	0.376%
Total Gaming Revenue as % of Total Income	0.547%	0.646%	0.735%	0.492%	0.377%	0.651%

EXHIBIT D

The table below shows our forecast of ADW/HHR handle and gross wagering revenue (net of prizes and payouts) for a five-year period. We expect a ramp-up in WPU over time, as both Canterbury Park and Running Aces work to promote and implement marketing programs for this new pari-mutuel wagering platform. It will take time to build customer awareness and to educate players on wagering experience and technology. We would anticipate a ramp-up in WPU from approximately $65 in the initial year to $99 in year three, as shown. Our modeling uses a 3% annual growth rate thereafter.

After accounting for free play/player promotions at 20% and terminal lease fees at 20% of net win (net of free play), total effective gross income to the ADW/HHR terminal operators (Canterbury Park and Running Aces) is estimated at approximately $23 million in by year three. These are dollars that will be used to fund all related operating expenses.

The table also calculates revenue sharing based on assumed source market fee rates as provided by Canterbury Park management. By year three, we estimate that the ADW/HHR terminals will generate approximately $13.8 million in source market fees (based on 3.25% of handle). Total payments to the State of Minnesota are estimated at $5.3 million (at 1.25% of handle), including $4.2 million to the Minnesota Racing Commission and $1.1 million in racehorse retirement/breeder's fees.

Projected ADW/HHR Revenues
Canterbury Park & Running Aces

	Year 1	Year 2	Year 3	Year 4	Year 5
# of ADW/HHR Terminals	1,000	1,000	1,000	1,000	1,000
Handle	**$280,000,000**	**$365,000,000**	**$423,529,412**	**$436,235,294**	**$449,322,353**
Less: Prizes & Payouts	$256,200,000	$333,975,000	$387,529,412	$399,155,294	$411,129,953
Gross Wagering Revenue	**$23,800,000**	**$31,025,000**	**$36,000,000**	**$37,080,000**	**$38,192,400**
ADW/HHR WPU	$65	$85	$99	$102	$105
Hold Rate	8.5%	8.5%	8.5%	8.5%	8.5%
Less: Free Play @ 20%	($4,760,000)	($6,205,000)	($7,200,000)	($7,416,000)	($7,638,480)
Net Wagering Revenue (net of free play)	$19,040,000	$24,820,000	$28,800,000	$29,664,000	$30,553,920
Less: Machine Lease Fee @ 20%	($3,808,000)	($4,964,000)	($5,760,000)	($5,932,800)	($6,110,784)
Effective Gross Income (before operating expenses)	**$15,232,000**	**$19,856,000**	**$23,040,000**	**$23,731,200**	**$24,443,136**
Wagering $ Returned to Customers					
Prizes & Payouts	$256,200,000	$333,975,000	$387,529,412	$399,155,294	$411,129,953
Free Play	$3,808,000	$4,964,000	$5,760,000	$5,932,800	$6,110,784
Total Wagering $ Returned to Customers	**$260,008,000**	**$338,939,000**	**$393,289,412**	**$405,088,094**	**$417,240,737**
Source Market Fees (SMF) (Total SMF = 3.25% of Handle)					
Standardbred Horse Racing (SMF x 28% x 50%)	$1,274,000	$1,660,750	$1,927,059	$1,984,871	$2,044,417
Thoroughbred & Quarter Horse Racing (SMF x 72% x 50%)	$3,276,000	$4,270,500	$4,955,294	$5,103,953	$5,257,072
MN Racetracks (SMF x 100% x 50%)	$4,550,000	$5,931,250	$6,882,353	$7,088,824	$7,301,488
Total SMF	**$9,100,000**	**$11,862,500**	**$13,764,706**	**$14,177,647**	**$14,602,976**
Payments to State of MN					
Regulatory Fee to MN Racing Commission (1% of Handle)	$2,800,000	$3,650,000	$4,235,294	$4,362,353	$4,493,224
Racehorse Retirement/Breeders Fees (0.25% of Handle)	$700,000	$912,500	$1,058,824	$1,090,588	$1,123,306
Total Payments to State of MN	**$3,500,000**	**$4,562,500**	**$5,294,118**	**$5,452,941**	**$5,616,529**

Source: Marquette Advisors

ADDENDA

PROFILE OF MARQUETTE ADVISORS

Marquette Advisors

International Hospitality and Gaming Consultants



Minneapolis Office:
50 South 6th Street, Suite 1308 / Minneapolis, MN 55402
Phone: 612.335.8888 / Fax: 612.334.3022

Seattle Office:
2723 California Ave SW / Seattle, WA 98116
Phone: 425.392.7482 / Fax: 425.392.7330

New York Office:
54 West 40th Street / New York, NY 10018
Phone: 646.868.8025 / Fax: 612.334.3022

www.marquetteadvisors.com

EXHIBIT D

Marquette Advisors

International Hospitality and Gaming Consultants

Firm Overview

Marquette Advisors is the premier provider of financial and market analysis-based advisory services to the casino gaming industry in North America.

Marquette provides a broad range of consulting services tailored to meet the unique needs of the gaming and hospitality industries. We offer a team of experienced professionals to assist developers, lenders and government officials in making prudent business decisions regarding the market potential and financial feasibility of new developments and expansion projects.

Marquette Advisors is recognized as a distinguished market and financial expert in the North American gaming industry, spanning both commercial and Native American gaming. We are regularly called upon to evaluate destination commercial casino environments and tribal resort casinos, riverboat and dockside casinos and other traditional land-based casino developments. Our expertise in other segments of the hospitality industry extends to traditional hotels and resorts, varied forms of resort-residential, food service operations, convention centers, sports arenas, golf, themed-entertainment and other recreation facilities.

Our client-oriented services include:

- Market and financial feasibility studies for casino gaming and resort development, expansion, and repositioning
- Investment Analysis and underwriting
- Going Concern Valuation services
- Market share analysis
- Business plan development
- Economic impact analysis
- Litigation support
- Operational analyses

Feasibility studies, impact studies and business plans prepared by Marquette Advisors have been used to attract financing and investment for a variety of client projects valued at over $25 Billion.

We regularly execute assignments in all gaming jurisdictions across the United States, including Las Vegas, Atlantic City, and all other commercial and Tribal gaming markets.

Marquette Advisors

International Hospitality and Gaming Consultants

Feasibility Studies

Marquette Advisors can evaluate the market support for new or expanded casinos, hotels, golf, retail, themed entertainment, ice arenas and numerous other recreational facilities. Our research yields specific recommendations regarding the size and range of facilities best suited to a given market. We then prepare detailed financial projections for all facility components and compare the results to anticipated project cost and financing terms so as to determine project feasibility and measure return on investment.



Valuation Services

We provide an array of Going Concern appraisal and valuation services for sales, financing, property tax appeals, condemnation proceedings, regulatory compliance and due diligence. Our clients include:

- Owners/developers
- Prospective buyers and sellers
- Attorneys
- Banks and institutional lenders
- Municipalities
- Hotel and gaming companies



Operational Consulting

Operational consulting provides support to the owner/operator in making business decisions regarding property operations in such areas as: changes of franchise/affiliation, management company performance, market positioning, rate strategies, market penetration, and market share analysis. These services are designed to directly impact your bottom line by increasing revenues and reducing expenses.



Financial Consulting

We are experts in underwriting and clarifying terms and conditions of bond issues for related parties including governmental entities. We assist lenders and receivers in disposing of or managing assets including the development of workout strategies, and assistance in selling, refinancing or negotiating interim management agreements.

Marquette Advisors

International Hospitality and Gaming Consultants

Economic and Social Impact Studies

Marquette Advisors regularly provides analyses and projections of the revenue potential and economic impact of individual gaming and resort projects or entire industries. Our impact studies assist public officials and policy makers in understanding the revenue potential of varied development scenarios, cannibalization issues, job creation, wages and direct expenditures, tax revenue generated tourism impact and indirect impact of "multiplier effects."

Business Plan Development and Execution

Our services include the preparation of full-scale business plans, to provide the complete package necessary to satisfy various lending, governmental and other business development requirements.



Development Services

We have provided complete third-party development services on behalf of ownership, including the coordination of site selection, site approvals and permitting, equity and debt financing, and project management and coordination.

Site Selection and Project Management

We also provide site selection services for both lodging and gaming operations. Through our Corporate and Investment Group, we can also provide full construction oversight and administration services as required.



Litigation Support

Our specialized hotel and casino expertise in market and financial analysis can be used to support damage claims due to various causes or analyze their reasonableness. We can provide expert testimony for these and related industry issues.



PROFESSIONAL QUALIFICATIONS OF LOUIS W. FRILLMAN

President
MARQUETTE ADVISORS

Louis W. Frillman has been engaged in the real estate business nationwide since 1975. During this time, he has completed counseling assignments dealing with significant decisions regarding real property utilized for real estate tax petitions, market and financial feasibility studies, valuations and disposition of major business properties, and investment analyses for acquisition of property by major pension accounts. In addition, he has provided counsel to real estate buyers, sellers, investors and lenders concerning virtually all types of real estate.

In the hospitality and gaming areas, Mr. Frillman has directed the execution of several thousand market and financial feasibility studies, going concern and real estate valuations, and has provided other counseling services to scores of hospitality and gaming projects throughout North America. Mr. Frillman is experienced at managing and overseeing large projects nationwide. His gaming experience spans North America and the Caribbean.

Mr. Frillman is a member of the American Gaming Association and an active supporter of the National Indian Gaming Association. He is a frequent guest lecturer and has participated in gaming panels, seminars, and trade shows throughout the United States. He is a member of the American Society of Real Estate Counselors, the real estate counseling affiliate of the National Association of Realtors. He is a member of the Appraisal Institute and has served on the MAI Demonstration Appraisal Reports Committee nationally, and was a member of the Board of Directors for the local Institute Chapter as well as on the local admissions committee.

He is a recognized expert on gaming development and is regularly retained to assist in conceptualization, and planning for new and redevelopment gaming projects. He has testified in multiple jurisdictions regarding gaming litigation issues.

Mr. Frillman has a Bachelor of Arts Degree in Finance from the College of St. Thomas. He has lectured and taught gaming market evaluation and valuation.

Finally, he is an invited member of Lambda Alpha, the international Land Economics Fraternity, and the Royal Institute of Chartered Surveyors. He is a recognized gaming and hospitality expert within these professional societies.

PROFESSIONAL QUALIFICATIONS OF
BRENT E. WITTENBERG

Senior Vice President
MARQUETTE ADVISORS

Mr. Wittenberg has more than 25 years of experience as a consultant in the real estate development industry, with a special expertise in gaming and hospitality projects, as well as commercial, residential and mixed-use real estate ventures. His diverse background has included market analyses, feasibility studies, and economic and fiscal impact studies. Brent has worked on a wide variety of gaming and real estate consulting assignments in 37 states, as well as Canada. Mr. Wittenberg has provided detailed utilization and financial projections for a wide variety of gaming and resort developments, including large and complex urban casino resort projects ranging up to $3 billion. As well, he regularly provides financial projections and market studies for a full range of development projects and businesses such as restaurants, c-stores, truck stops and golf courses.

He is a known expert in the field of real estate research and has evaluated numerous property types on behalf of Marquette Advisors' clients. In addition to both Tribal and commercial casinos and hotels, Brent has provided feasibility studies and financial projections for numerous commercial real estate projects, multifamily housing, golf courses, marinas, RV Parks, convention and event centers, retail and shopping center developments, gas station/c-stores and full service travel plazas, community centers and health clubs.

Mr. Wittenberg has earned the designation of Counselor of Real Estate (CRE). He has been an invited speaker at several national conferences and seminars regarding both gaming and real estate market issues, including several IMN Native American Finance Conferences. He has also been an invited panelist and lecturer at colleges and universities. Articles by Mr. Wittenberg have been published in the Minnesota Real Estate Journal and Heartland Real Estate Business. He is widely quoted in the local, regional and national press on issues pertaining to both the hospitality and multifamily housing industries.

Mr. Wittenberg holds a Master of City and Regional Planning Degree (MCRP) from Clemson University, where he was recognized by the American Institute of Certified Planners (AICP) for outstanding attainment in the study of planning. He earned a Bachelor of Arts Degree in Local and Urban Affairs at St. Cloud State University.

PARTIAL LISTING OF ENGAGEMENTS

The following is a sampling of engagements completed by our firm. The list is not all-inclusive, as Marquette Advisors has consulted on hundreds of hospitality-related developments over 20+ years. Rather, this list is intended to demonstrate the variety and breadth of our experiences as advisors to the industry. We are pleased to provide additional project examples and/or references upon request.

TRIBAL GAMING, RESORT & RELATED

TULALIP TRIBES – Tulalip Resort Casino – Marysville, WA: Feasibility study, financial advisory services and development consulting for an expanded destination resort complex including casino, hotel, convention center, golf course and retail development on a site just north of the Seattle metropolitan area. Marquette Advisors provided an analysis of existing gaming facilities, customer data and market penetration, and provided the Tribe with detailed recommendations for lodging and gaming expansion within an increasingly competitive Seattle market.

TULALIP TRIBES -- Quil Ceda Village – Marysville, WA: Economic master plan study for Quil Ceda Village along I-5 in Marysville, Washington, north of Seattle. Marquette Advisors provided land development recommendations, including casino/gaming, hotel/resort, office/retail, and industrial. Detailed financial projections and ROI analysis for Quil Ceda Village.

LUMMI NATION – Silver Reef Casino Resort – Ferndale, WA: Market study, development recommendations, and financial projections for a planned expansion of this casino resort complex just west of I-5 in northern Washington.

STILLAGUAMISH TRIBE – Angel of the Winds Casino – Arlington, WA: Feasibility study for expansion of the Tribe's existing casino approximately 45 minutes north of Seattle, WA. Marquette Advisors provided a review of existing facilities, financial data and customer demographics, and the surrounding competitive gaming supply, culminating with recommendations and financial forecast for an expanded casino complex.

COWLITZ TRIBE & MOHEGAN GAMING & ENTERTAINMENT – Ilani Casino Resort – Ridgefield, WA: Market study, development recommendations and financial projections for hotel and convention center addition at this modern casino just north of Portland, OR on I-5.

PUYALLUP TRIBE – Emerald Queen Casinos – Tacoma and Fife, WA: Marquette Advisors provided a market study which analyzed the characteristics and performance of the Tribe's gaming facilities in Tacoma and Fife, within the context of the greater Seattle-Tacoma market. Marquette provided recommendations regarding renovation and expansion of the Tribe's facilities, so as to solidify its position within an expanding and increasingly competitive market. Detailed financial projections and ROI analysis were provided.

SPOKANE TRIBE OF INDIANS, Spokane Tribe Casino - West Plains – Airway Heights, WA: Market study, financial projections and economic benefits study for a proposed 2,000-position gaming facility and an attached 200-room hotel in the West Plains area near the Spokane International Airport. Marquette Advisors also provided market studies and financial projections for ancillary commercial real estate development on adjacent parcels. This included market studies for a variety of use alternatives, including a contemplated retail shopping center development.

SKOKOMISH INDIAN TRIBAL ENTERPRISE, INC. – Skokomish, WA: Marquette Advisors provided feasibility studies for contemplated casino & hotel development at two locations on the Kitsap Peninsula, including the site of the

Tribe's Lucky Dog Casino, as well as a contemplated development in Bremerton, WA. Additionally, Marquette Advisors provided a comprehensive review of the Tribe's gaming and non-gaming business enterprises with an evaluation of competitive market conditions and the potential for enhancement/expansion of these businesses.

QUINAULT NATION, Ocean Shores, WA: Market and operations assessment for existing Quinault Beach Resort and Casino in Ocean Shores, WA.

TUOLUMNE ECONOMIC DEVELOPMENT AUTHORITY – BLACK OAK CASINO RESORT – Tuolumne, CA: Market study, development recommendations, and financial projections for a planned renovation and expansion of this mid-sized casino resort complex in an increasingly competitive central California market. Marquette Advisors assisted the Tribe and its design team in evaluating varied expansion & investment scenarios and provided guidance in optimizing its gaming and resort facilities with the objective of solidifying its market position in the face of new and expanded competitive casinos in the surrounding market.

REDDING RANCHERIA – WIN-RIVER CASINO & HOTEL - Redding, CA: Gaming, resort and real estate market analytics and development advisory services on behalf of the Tribe, pertaining to its gaming enterprise and land holdings in Redding, CA. Multiple feasibility studies were provided, including a market study which led to the current casino expansion and hotel addition. Subsequently, Marquette was engaged to provide a market study that evaluated the potential development of a new replacement casino and hotel operation, along with ancillary commercial and amenity development components on a site fronting I-5.

BEAR RIVER TRIBE, Loleta, CA: Market study, development recommendations and financial projections for a proposed hotel and gaming expansion at Bear River Casino in Loleta, CA.

JACKSON RANCHERIA – Jackson Casino -- Jackson, CA: Analysis of performance of current casino and related facilities, and potential impact of additional competitive gaming developments throughout the competitive northern CA market. Complete casino utilization analysis, customer segmentation by point of origin, and financial projections under varied scenarios.

ENTERPRISE RANCHERIA – Hard Rock Casino -- Marysville, CA: Market study and financial projections for a proposed casino and hotel development in northern California.

YOCHA DEHE WINTUN NATION – Cache Creek Casino Resort -- Brooks, CA: Multiple engagements and varied market studies, development and expansion feasibility studies, and consulting related to market positioning within an increasingly competitive northern California market and the impact of proposed new competitive casinos in the region upon gaming & resort revenues at the complex.

PROPOSED POINT MOLATE RESORT & CASINO – Richmond, CA: Comprehensive market study and financial projections for casino gaming, resort, residential and commercial development components under varied scenarios on a site in Richmond, CA, just north of the San Rafael Bridge overlooking San Francisco Bay.

CASINO SAN PABLO, San Pablo, CA: Feasibility analysis and complete, self-contained market value appraisal report for a proposed full-service casino operation in the San Francisco-Oakland Metropolitan Area.

IONE BAND OF MIWOK INDIANS, Plymouth, CA: An economic impact analysis for a proposed casino development in northern California. The report analyzed the economic and the projected fiscal impacts of the project.

MECHOOPDA TRIBE, Chico, CA: An economic impact analysis for a proposed casino and hotel development at a site near Chico, California. The report analyzed the economic and social benefits of the proposed project, as well as the projected fiscal impacts of the project.

KONOCTI VISTA CASINO, Lakeport, CA: Market study, financial projections and feasibility analysis for a proposed expansion at the Konocti Vista Casino. The expansion plans analyzed included additional gaming facilities, hotel development, RV Park and a marina.

TULE RIVER TRIBE, Porterville, CA: Feasibility study for proposed new Eagle Mountain Casino and Resort near the Porterville Airport. Also provided detailed economic impact analysis on behalf of the Tribe.

CAMPO BAND OF MISSION INDIANS – GOLDEN ACORN CASINO - Campo, CA: Market study and financial projections for a proposed hotel at the Golden Acorn Casino and Travel Center in Campo, California.

PICUYANE RANCHERIA OF THE CHUKCHANSI INDIANS – CHUKCHANSI GOLD RESORT CASINO – Coarsegold, CA: Market study, development recommendations and financial projections for an expanded casino resort in Coarsegold, CA. Report provided a full profile and analysis of customer visitation trends and expenditure patterns by point of origin and examined the potential to further penetrate local and regional submarkets through enhancement and/or expansion of facilities.

PICUYANE RANCHERIA OF THE CHUKCHANSI INDIANS – CHUKCHANSI GOLD RESORT CASINO – Coarsegold, CA: Impact study – full analysis of proposed "off reservation" casinos by the Big Sandy and North Fork Tribes. Marquette Advisors provided a detailed analysis of the expected redistribution of regional gaming revenues in the greater Fresno, CA market area and the likely impact of gaming expansion near Madera, CA and/or North Fork, CA upon the market as a whole and Chukchansi Gold Resort & Casino specifically.

SEMINOLE TRIBE OF FLORIDA, Proposed Casino Resort - Clewiston, FL: Completion of financial feasibility studies for a proposed destination-oriented casino and resort project in south-central Florida. The proposed project included a gaming operation, hotel, convention and entertainment space, spa, and championship golf course. Marquette Advisors provided specific recommendations regarding the size and quality of the facilities for the project, as well as financial projections for the first five years of operation for the recommended components.

SEMINOLE TRIBE OF FLORIDA, Seminole-Immokalee Casino – Immokalee, FL: Marquette Advisors provided a market study, development recommendations and financial projections for expansion of gaming facilities and addition of on-site lodging at the Tribe's Seminole Immokalee Casino in south Florida. Report included a detailed review of customer patterns and the potential for the facility to attract more frequent gamer participation from tourist segments and Naples/Fort Myers area residents and visitors.

MILLE LACS BAND OF CHIPPEWA, Onamia, MN: Market study and feasibility analysis for two casinos owned by the Tribe in support of bond financing for infrastructure improvement. Feasibility study for a 180-room hotel addition and event center to one casino and a feasibility study for a 300-room hotel addition to the other casino. Review of debt coverage capacity under bond covenants for both facilities.

MILLE LACS BAND OF CHIPPEWA, Onamia, MN: Market study, financial analysis and complete appraisal of land and improvements, as well as the going concern known as Grand National Golf Course, Hinckley, MN.

TREASURE ISLAND CASINO – Red Wing, MN: Feasibility study for a 250-room hotel addition to an existing Indian casino near Red Wing, Minnesota.

ST. REGIS MOHAWK TRIBE – PROPOSED CATSKILLS CASINO RESORT, Monticello, NY: Market study and financial projections for a proposed gaming facility and hotel proposed by the St. Regis Mohawk Tribe for New York's Catskills Region.

MASHPEE WAMPANOAG TRIBE – STATE OF MASSACHUSETTS GAMING ANALYSIS: The Tribe has proposed a new gaming and hotel complex on a site in Fall River, MA. This site is within close range of the Boston, Connecticut, and New York markets and has been the subject of consideration for licensing by the state of Massachusetts. As part of this effort, the Tribe required an independent market analysis in order to determine the market viability and

potential financial performance of the proposed casino complex. Marquette Advisors provided such an analysis, together with a review of the proposed development program and suggestions regarding optimal sizing and range of facilities. This analysis involved a detailed review of several existing gaming facilities in neighboring States and development of detailed revenue forecasts under varied development scenarios. Additionally, Marquette was asked to provide a review and critique of a Massachusetts gaming market study completed by The Innovation Group on behalf of the State and the Office of Senator Stanley Rosenburg.

KANSAS CITY INTER-TRIBAL GAMING MANAGEMENT CONSORTIUM, Kansas City, KS: Market study, facility recommendations and financial projections were prepared for a large casino in the Kansas City area. Testimony on the project and its impact on existing casinos was provided to the Governor's Task Force on Gaming.

KANSAS FOR ECONOMIC GROWTH: Market study, financial projections and economic impact study for a proposed destination gaming facility in southeastern Kansas on behalf of Kansas for Economic Growth and the Three Affiliated Tribes of Kansas.

KICKAPOO TRIBE OF KANSAS – Horton, KS: Feasibility study for proposed new casino and hotel development west of Horton, KS. Study provided an analysis of the potential economic benefit and return on investment from the development of a new, replacement casino resort complex west of the Tribe's existing gaming operation.

KICKAPOO TRIBE OF KANSAS – Horton, KS: Economic impact analysis – complete review of the Tribe's existing gaming enterprise and an analysis of the economic impact of Kickapoo gaming upon the Tribe and the surrounding local and regional economies in terms of employment, worker earnings, business spending and taxes.

JENA BAND OF CHOCTAW INDIANS – Jena, LA – Jena Choctaw Pines Casino: Feasibility study for proposed Class II gaming operation in Grant Parish, LA, approximately 10 miles north of Alexandria, LA.

NAVAJO NATION, Window Rock, New Mexico – Comprehensive market analysis, revenue forecast, site review and development recommendations for Arizona and New Mexico : Market study by Marquette Advisors provided detailed review of potential gaming sites on tribal land in Arizona and New Mexico. Marquette Advisors analysis and recommendations were utilized by the Navajo Nation Gaming Enterprise (NNGE) in the formulating a development strategy for gaming and resort facilities on Navajo Nation land in both states. The Marquette analysis included a detailed review of numerous sites and development scenarios and provided locational and facility recommendations for optimal market penetration and revenue performance. Subsequently, project-specific market and financial feasibility studies were provided on behalf of NNGE, including development recommendations and projections of utilization and revenue.

NAVAJO NATION – FIRE ROCK NAVAJO CASINO – Church Rock, NM: Feasibility study provided for the first Navajo gaming facility near Gallup, NM. This included utilization and revenue projections under varied development scenarios, for temporary and permanent facilities. Marquette Advisors also provided a review of the lodging market, including an inventory and analysis of rate and occupancy trends for traditional hotels in Gallup, as well as casino hotels throughout the broader region.

NAVAJO NATION – PROPOSED TWIN ARROWS CASINO – Twin Arrows (Flagstaff), AZ: Market study, development recommendations, and financial projections for a proposed casino and resort complex approximately 20-minutes west of Flagstaff, AZ on I-40.

SAN CARLOS APACHE GAMING ENTERPRISE – APACHE GOLD CASINO RESORT – San Carlos, AZ: Feasibility studies for casino, hotel and amenity developments by the San Carlos Apache Gaming Enterprise at the Apache Gold and Apache Sky Casinos.

NAVAJO NATION – PROPOSED FARMINGTON, NM-AREA CASINO – Farmington, NM: Marquette Advisors was retained to evaluate three potential gaming sites in the following Navajo Chapters: Upper Fruitland, Shiprock and Hogback. A market study was developed which ranked the sites in terms of gaming revenue potential. Development

recommendations were provided, along with projections of casino utilization. Detailed feasibility studies were provided for specific gaming facilities at Upper Fruitland and Hogback.

NAVAJO NATION – PROPOSED TO'HAJIILEE CASINO – Albuquerque, NM: Market study and financial projections for potential gaming development just west of Albuquerque on I-40 at the To'Hajiilee Chapter.

NAVAJO NATION – PROPOSED NAHAT'A'DZIIL CASINO & TRAVEL CENTER – Albuquerque, NM: Market study and financial projections for potential gaming development just west of Albuquerque on I-40 at the To'Hajiilee Chapter.

NAVAJO NATION – PROPOSED TRAVEL CENTER –Iyanbito, NM: Market study and financial projections for potential truck stop development on I-40 at Exit 36 near Gallup, NM.

JEMEZ PUEBLO OF NEW MEXICO – PROPOSED ANTHONY, NM CASINO: Marquette Advisors was retained to provide a market study and financial projections for a proposed casino complex in southern New Mexico in the town of Anthony. The proposed development would draw from major markets including El Paso, TX and Juarez, MX. Study included an analysis of the capacity for gaming expansion in southern New Mexico and the potential impact of the recommended Anthony development upon existing gaming facilities in the region.

PUEBLO OF TESUQUE – Santa Fe, NM: Market study and financial projections for proposed gaming and hotel developments. Separate market studies and financial analyses related to C-Store and RV Park developments on the Tesuque Pueblo on US Hwy 84 north of Santa Fe.

ROUTE 66 CASINO, LAGUNA, NM: Marquette Advisors was engaged to identify a broad range of amenities appropriate for this highly visible casino located on a major trans-continent interstate near Albuquerque. Concepts investigated included hotel, conference center, tourist-oriented retail, destination retail, festival grounds, bowling center, childcare, cinema, RV park, and a water park.

YAVAPAI PRESCOTT TRIBE – Proposed Gaming Expansion – Prescott, AZ: Marquette Advisors provided a detailed review of the Tribe's existing gaming and resort facilities in Prescott, AZ. Our analysis included a detailed review of the casino's current customer mix and market penetration, and provided detailed recommendations regarding expansion and consolidation of gaming and resort facilities so as to maximize the Tribe's penetration within an increasingly competitive central and northern Arizona gaming market.

SAC & FOX TRIBE OF OKLAHOMA – Chandler, OK: Market study analyzing the Tribe's existing gaming operations and the potential for redevelopment/repositioning and/or expansion of those facilities and the development of additional gaming facilities elsewhere in the region.

KIOWA CASINO OPERATIONS AUTHORITY – Oklahoma: Multiple engagements on behalf of the Tribe providing market studies related to expansion of existing facilities and new development of gaming and travel center facilities at several locations in Oklahoma.

KIOWA CASINO OPERATIONS AUTHORITY – Oklahoma: Market study and casino utilization and revenue forecast under varied development and policy scenarios. Provided Tribe with an analysis of the economic impact of exclusivity rights and the potential impact of racino development in Oklahoma on the Tribes gaming operation.

PROPOSED GAME LODGE CASINO RESORT – Anadarko, OK: Market study and financial projections on behalf of ONNAM Entertainment, Inc. for this proposed themed casino resort southwest of Oklahoma City.

OKLAHOMA CITY GAMING MARKET ANALYSIS: Market study and analysis of gaming revenue potential for five possible gaming locations in the Oklahoma City metro area. Analysis provided on behalf of Stark Investments.

IOWA TRIBE OF OKLAHOMA – Perkins, OK: Market study, development recommendations and financial projections for proposed hotel development at the Cimarron Casino in Perkins, Oklahoma. Included was a detailed analysis of player data, hotel "right-sizing" and incremental gaming impact of hotel development.

KICKAPOO TRADITIONAL TRIBE OF TEXAS, Eagle Pass, TX: Market study, development recommendations and financial projections for a proposed casino expansion and major lodging development at the Kickapoo Lucky Eagle Casino in west Texas.

STOCKBRIDGE MUNSEE COMMUNITY, North Star Mohican Casino - Bowler, WI: Market study, development recommendations, financial projections and feasibility analysis for the planned new and expanded North Star Mohican Casino in Bowler, WI.

SOKAOGON CHIPPEWA TRIBE, Mole Lake, Wisconsin: Calculation of lost profits due to casino closure, followed by expert witness testimony.

LCO CASINO, Hayward, Wisconsin: Completion of a market value appraisal report for the LCO Casino and adjacent expansion land in Hayward, Wisconsin.

SOUTHERN UTE INDIAN TRIBE – SKY UTE CASINO RESORT -- Ignacio, CO: Feasibility study for proposed new replacement Sky Ute Casino Resort in Ignacio, CO and a satellite gaming facility near Lake Capote in southwestern Colorado.

SAGINAW CHIPPEWA TRIBAL NATION, Mount Pleasant, MI: Feasibility study for proposed expansion of gaming and resort facilities at the Soaring Eagle Casino and Resort in Mount Pleasant, MI. Detailed analysis of current facilities and customer profile, assessment of facilities and recommendations regarding market-appropriate expansion components for this major resort complex.

KEWEENAW BAY INDIAN COMMUNITY, Baraga & Marquette, MI: Feasibility study for casino and lodging development by the Community in both Baraga and Marquette, MI.

LAC VIEUX DESERT BAND, Watersmeet, MI: Feasibility study for a casino, hotel and golf course development on the Michigan Upper Peninsula.

LITTLE RIVER BAND OF OTTAWA INDIANS, Manistee, MI: Feasibility study that identified and evaluated six alternative uses for vacant casino building.

KLAMATH TRIBES – KLA-MO-YA CASINO, Chilquin, OR: Market study and financial projections for proposed hotel and travel center development adjacent to this Tribal casino on State Route 97 in southern Oregon.

NEZ PERCE TRIBAL ENTERPRISE COMMITTEE, Lewiston, ID: Master planning and market advisory services related to gaming, lodging, entertainment and general real estate development on Tribal lands adjoining the Tribe's Clearwater River Casino & Lodge in Lewiston, Idaho.

CONFEDERATED SALISH & KOOTENAI TRIBES, Pablo, MT: Market study and financial projections for gaming expansion at the Tribe's resort facility on Flathead Lake, as well as a full feasibility study and recommendations for a gaming facility north of Missoula, MT.

CONFEDERATED SALISH & KOOTENAI TRIBES – Gray Wolf Peak Casino – Evaro, MT: Feasibility study for proposed new replacement casino for this "temporary" gaming facility just north of Missoula, MT.

BLACKFEET NATION – Glacier Peaks Casino – Browning, MT: Feasibility study for casino expansion and hotel development adjacent to the Tribe's existing gaming facility just east of Glacier National Park in Browning, MT.

JENA BAND OF CHOCTAW INDIANS, JENA, LA: Market study and financial projections for both Class II and Class III gaming facilities in central Louisiana.

THE AFFILIATED OREGON GAMING TRIBES, Pendleton, Oregon: Impact study on the economic benefits of Indian gaming in the State of Oregon on tribal, local and state economies and tax revenue generated to the state and federal government, which included onsite interviews with each of the six participating Oregon tribes.

COMANCHE, CHEROKEE AND CREEK NATIONS OF OKLAHOMA: Marquette Advisors was engaged for separate assignments to evaluate the impact that the state's proposed compacts would have on the future cash flows that each tribe would receive from their casino operations. In order to arrive at projections of future cash flow, the impact of competitive racinos and charitable gaming had to be evaluated. The tribes relied on our economic analyses in their decision to accept the compacts.

NORTHERN ARAPAHOE TRIBE, Riverton, WY: Feasibility study for a proposed Class III gaming facility on the Wind River Indian Reservation near Riverton, Wyoming.

AFFILIATED TRIBES, New Town, ND: Feasibility study for a proposed new casino and hotel complex on the south shore of Lake Sakakawea in west-central North Dakota.

BLUE CHIP CASINO, Michigan City, Indiana: Market study for hotel expansion, convention center, retail and entertainment amenities for existing dockside casino.

GRAND CASINOS, INC., Minneapolis, Minnesota: Market studies and projections of gaming win for two Indian casinos in Louisiana and two dockside gaming operations on the Mississippi Gulf Coast. Market study, financial projections and assistance in preparing revenue assumptions for the offering document for a major mixed-use casino, convention and golf resort development in Tunica County.

MODERN GAMES, Hamburg, Germany: Market studies, financial projections and estimates of economic impact for three Indian gaming operations in southeastern British Columbia.

COMMERCIAL GAMING

STATE OF IOWA RACING AND GAMING COMMISSION (IRGC) – Statewide Gaming Market Analysis, Revenue Forecast, and Economic Impact Assessment: Marquette Advisors has been retained by IRGC on three separate occasions to provide a comprehensive statewide gaming market assessment, with projections of gaming revenues for all existing operations and to evaluate the potential impact of gaming expansion on overall state revenues and individual operations, specifically. These studies have provided a detailed analysis of the potential gross revenue and state tax impacts of varied development scenarios inclusive of up to five (5) new casinos at distinct locations throughout the state. Modeling by Marquette Advisors was developed in order to assist IRGC in evaluating the potential economic impact of one or more gaming facilities of various sizes in the market. Marquette quantified the revenue and tax impacts of new facilities, as well as the economic impact of new casinos, and the cannibalization impact of new developments upon existing operators in the state.

STATE OF GEORGIA: Marquette Advisors provided a comprehensive market study and economic impact analysis related to legislation regarding the proposed licensure of up to six casino resort developments throughout the State of Georgia. This study included a detailed forecast of gaming and non-gaming revenues under varied development scenarios, together with an estimate of the economic impacts attributable to gaming expansion that would accrue to the State of Georgia in the form of tax revenue, business output, job creation and worker earnings.

STATE OF RHODE ISLAND: Marquette was the financial advisor to The State of Rhode Island, providing market assessment, facility review, and financial analysis regarding Newport Grand Casino in Rhode Island's $500m refinancing. Marquette Advisors provided comprehensive financial advisory services on behalf of the State of Rhode Island related to the subject gaming license and facilities and evaluated the potential impact of a proposed out-of-state acquisition by the operator upon that company and its financial well-being.

WARHORSE GAMING ENTERPRISE -- HO-CHUNK INC. – Omaha & Lincoln, NE: Marquette Advisors provided a market study, development recommendations and complete financial projections for planned casino developments adjoining existing horse racetrack operations in Nebraska. Subsequently, Marquette was retained as the lead development and financial advisor to the client, interfacing regularly with project architects and contractors, and pursuant to debt financing for these large-scale developments in Nebraska's two primary population centers.

MGM RESORTS INT'L – MGM NATIONAL HARBOR – Prince George's County, Maryland: Market study, financial projections and economic impact analysis prepared on behalf of MGM related to gaming license application to the State of Maryland for a new resort casino operation to be constructed at the National Harbor complex.

GENTING GROUP – New York Gaming License Application: Marquette Advisors served as Genting's market and financial analyst, providing comprehensive market analyses and financial projections related to the Company's applications for new gaming facilities in Orange County, NY.

GENTING GROUP – RESORTS WORLD CASINO AT AQUEDUCT RACEWAY, New York, NY: Market study and revenue projections for gaming development at Aqueduct Raceway. Marquette Advisors provided detailed gaming revenue projections and evaluated the potential impact of several proposed Catskills gaming developments upon the Aqueduct casino project, as well as casino developments proposed in neighboring states. This study also evaluated the potential economic impact of various changes in New York gaming policy upon the performance of all NY racino facilities.

PROPOSED PLAZA CASINO RESORT – Las Vegas, NV: Feasibility study and prospective valuation for proposed Plaza Casino located at the north end of the Las Vegas Strip. Detailed project review, development recommendations, financial projections, as-is and prospective valuation were provided.

NEMACOLIN WOODLANDS RESORT, Farmington, PA: Market study, financial projections and economic impact study for a proposed new casino at this luxury resort in southwestern Pennsylvania.

MT. AIRY CASINO RESORT – Mount Pocono, PA: Market study, development recommendations, and financial projections for this resort casino complex in the Pocono region of Pennsylvania.

MOUNTAINEER CASINO, RACETRACK & RESORT, Chester, WV: Due diligence assignment on behalf of a client evaluating a potential acquisition of MTR Gaming Group. This included an assessment of the future market potential for the Mountaineer Gaming Resort under several market expansion scenarios, reflecting proposed casinos in Pittsburgh and elsewhere in the state. The results of our analyses were quantified and financial projections were prepared for several scenarios. This engagement also included an evaluation of potential gaming markets at new locations in several other states as well.

MINOR VENTURES, LLC – Gaming Market Assessment – Suburban Baltimore, Maryland: Market study and detailed utilization and financial projections for a proposed casino development in Anne Arundel County, Maryland.

FRENCH LICK CASINO, French Lick, IN: Market analysis, financial projections and valuation consulting on behalf of the casino development team. This project involved a major renovation of the West Baden Springs Hotel, the

construction of a new hotel, convention center, and gaming complex, as well as additional resort amenities such as two championship golf courses and an upscale full-service spa.

PENINSULA GAMING – Casino Feasibility Studies, Ft. Dodge and Des Moines, IA: Market study and financial projections for proposed new casino developments in Fort Dodge and Des Moines, IA.

AFFINITY GAMING, ST. JO FRONTIER CASINO, St. Joseph, MO: Market study and financial projections for existing riverboat gaming facility, with utilization and financial modeling provided on behalf of client considering relocation and construction of new facility in Downtown St. Joseph.

PINNACLE ENTERTAINMENT – Kansas City Gaming Market Analysis: Market study, development recommendations and financial projections for a proposed resort gaming complex in Wyandotte County, KS.

PROPOSED HILTON HEAD, SC CASINO RESORT – Market Study & Economic Impact Analysis: Market study, utilization and revenue forecast, and economic impact study on behalf of development partnership proposing a major casino resort complex on a site near I-95 in Jasper County, SC.

ISLE OF CAPRI, Casino Hotel Market Studies - Kansas City and Boonville, MO: Market studies and financial projections for proposed hotels to be added to the Isle of Capri Casinos in Kansas City and Boonville.

ISLE OF CAPRI, Bossier City, LA: Market analysis to assess the likely impact that other casino developments in the market will have on this existing casino.

JACOBS ENTERTAINTMENT, INC. – Casino/Hotel Valuation, Carson City, NV: Complete going concern valuation of Gold Dust West Casino and Hotel in Carson City, NV. Marquette Advisors also provided detailed highest and best use analysis related to adjoining accessory land at the property.

JACOBS ENTERTAINTMENT, INC. – Land Valuation – Colonial Downs - Virginia: Land valuation and consulting services related to racino and excess lands.

RENAISSANCE RESORTS INTERNATIONAL CORPORATION, Bermuda: Comprehensive consulting services for all aspects of financing and development for a proposed residential, gaming, and resort project on the island of Bermuda. Proposed project site was the former U.S. Naval Refueling Base, Mid-Atlantic Fleet. Marquette conceptualized, programmed, and negotiated all aspects of this development, including $300m USD capitalization structure.

DETROIT MOTOR CITY CASINO, Detroit, Michigan: Advisors to a former partner of DMCC in a marriage dissolution. Financial models were developed to arrive at a value estimate of the going concern.

GREEKTOWN CASINO, L.L.C., Detroit, Michigan: Feasibility study and economic impact analysis for a proposed casino complex in downtown Detroit. Completion of all financial and economic impact input for submissions to the City of Detroit in the RFP process resulting in the award of one of only three authorized casino development agreements to the client.

BECKER GAMING GROUP, Las Vegas, Nevada: Market study and financial projections for a major expansion of Arizona Charlie's casino, bingo hall and hotel in Las Vegas. Feasibility and economic impact study for a proposed riverboat casino in Jefferson City, Missouri.

DUBUQUE DIAMOND JO CASINO, Dubuque, Iowa: Feasibility study for the addition of a hotel to the land based development of an existing riverboat casino.

LADY LUCK GAMING CORPORATION, Las Vegas, Nevada: Market studies and financial projections for a casino hotel in Biloxi, Mississippi and a casino expansion and hotel addition in Lula, Mississippi. Market study, financial projections and market value appraisal for a proposed hotel connected to a riverboat casino in Bettendorf, Iowa.

CASINO AMERICA, INC., Biloxi, Mississippi: Analysis of Mississippi Gulf Coast gaming market and subsequent strategic recommendations and financial projections for expansion of the Isle of Capri Casino and Resort in Biloxi, Mississippi. Completion of similar strategic analyses for Isle of Capri Casino in Lake Charles, Louisiana and Isle of Capri Casino & Hotel in Bossier City, Louisiana.

FLAMINGO HOTEL AND CASINO, Kansas City, Kansas; Completion of a full valuation of the going concern of the casino.

STATION CASINO, Kansas City, Kansas: Completion of a full and complete valuation of the going concern of the dual water-based casino(s) located on the river near Kansas City.

CLARIDGE HOTEL AND CASINO, Atlantic City, New Jersey: Completion of a full and complete valuation of a 500-room hotel, 2500 machine casino and ancillary facilities.

THE DOWNS AT ALBUQUERQUE, NM: Feasibility study and valuation services related to a proposed new racetrack and gaming facility east of Albuquerque, NM.

HOBBS DOWNS & CASINO, LLC: - New Mexico: Feasibility for a proposed horse track and casino in New Mexico. A presentation on the project was made to the New Mexico Racing Commission.

JUBILEE GAMING ENTERPRISES, Cripple Creek, Colorado: Market value appraisal for a large expansion of the Jubilee Casino in Cripple Creek, Colorado.

CLARIDGE GAMING, INC., Atlantic City, New Jersey: Market study, project positioning and financial projections for a proposed casino resort development on the Las Vegas Paiute Indian Reservation in Las Vegas, Nevada.

PRAIRIE MEADOWS RACETRACK, Polk County, Iowa: Feasibility study for the financing of a complete track renovation and installation of 1,100 slot machines, including estimates of the impact upon pari-mutuel handle.

GREATER DUBUQUE RIVERBOAT COMPANY, Dubuque, Iowa: Market analysis and projection of total market gaming revenue for installation of slot machines at Dubuque Greyhound Park.

WOODLANDS RACETRACK, Kansas City, Kansas: Feasibility study, economic impact analysis and expert testimony in bankruptcy proceedings for the conversion of the Woodlands Racetrack into a full scale Class III Indian casino.

SUPER G INVESTMENTS, Deadwood, South Dakota: Feasibility study and business plan for a proposed casino and resort in Deadwood.

DOWNTOWN WICHITA, Wichita, Kansas: An economic impact analysis for a proposed casino and hotel development that was used for lobbying purposes to win gaming approval within the state. The report analyzed the economic and social benefits of the proposed project, as well as the projected fiscal impacts of the project.

HOTELS & RESORTS

PROPOSED PLAZA HOTEL & CASINO – Las Vegas, NV: Market study, financial projections, and complete going concern valuation for proposed luxury casino resort project on the Las Vegas Strip. Proposed development comprises more than 2,000 hotel rooms, along with gaming, upscale retail center and residential condominiums in a variety of formats.

THE PLAZA HOTEL – New York, NY: Market value appraisal of The Plaza Hotel and The Plaza Retail Collection in Manhattan.

THE CHAMBERS HOTEL – Minneapolis, MN: Comprehensive market study, feasibility analysis, financial projections and prospective appraisal for this proposed boutique hotel within the Hennepin Avenue Theater District of downtown Minneapolis.

ANTELOPE POINT, Lake Powell – Page, AZ Market study and financial projections for a proposed hotel development at the Antelope Point Marina on Lake Powell, near Page, AZ.

CPM DEVELOPMENT – U of M/Minneapolis, MN: Market study and development recommendations for a complex multi-use development program for a site near the U of M campus. Analysis of lodging market conditions and potential for dual-branded hotel development and complementary commercial uses at the site.

GREAT ADVENTURE HOTEL, Bellevue, NE: Market value appraisal of the Great Adventure Hotel located in the Bellevue, Nebraska.

HOTEL DEVELOPMENT AT GLACIER PEAKS CASINO, Browning, Montana: Hotel feasibility study with the Blackfeet Tribe at the Glacier Peaks Casino located in Browning, Montana. Market studies and financial projections for a hotel to be attached to the Glacier Peaks Casino.

RAMADA INN – Downtown Minneapolis, MN: Feasibility study for the purchase and refurbishment of a downtown limited-service hotel into a Quality Inn Hotel & Suites.

CONSOLIDATED RAIL CORPORATION, Pittsburgh, Pennsylvania: Analysis of hotel development potential and expert witness testimony for a tract of land in Columbus, Ohio in a taking proceeding.

CASINO HOSPITALITY CORPORATION, Minneapolis, Minnesota: Market studies and financial projections for casino hotels attached to two Indian casinos in Louisiana and two dockside gaming operations in Mississippi. Market studies and financial projections for a proposed Microtel in Turtle Lake, Wisconsin and a proposed Microtel in Eagan, Minnesota.

CASINO RESOURCE CORPORATION, Elkhorn, Wisconsin: Market Study and financial projections and market value appraisal for a proposed limited service hotel in Hinckley, Minnesota.

DOUBLETREE HOTEL – U OF M – Minneapolis, Minnesota: Feasibility study and complete appraisal of proposed 140-room hotel adjacent to the U of MN campus and expanding medical facility.

HAMPTON INN – Minneapolis, Minnesota: Complete appraisal of proposed Hampton Inn on University Avenue in Minneapolis, MN.

HOME 2 SUITES – Minneapolis, Minnesota: Complete appraisal of proposed this extended stay concept hotel in Minneapolis.

IOWA-ILLINOIS GAS AND ELECTRIC COMPANY, Davenport, Iowa: Market study for a proposed Quad City Plaza Hotel in Davenport, Iowa, developed by John Q. Hammons.

CITY OF WAUSAU, Wausau, Wisconsin: Market study, financial projections and analysis of public funding alternatives for a proposed exhibition hall and convention hotel in downtown Wausau.

CHAFOULIAS MANAGEMENT COMPANY, Rochester, Minnesota: Preliminary market research for a proposed convention hotel in Moline, Illinois. Preliminary market study for a proposed Hilton Garden Inn in Rochester Minnesota.

CITY OF LACROSSE, LaCrosse, Wisconsin: Market Study and financial projections for a proposed convention hotel to be connected to the LaCrosse Civic Center.

BEST WESTERN STEPHENSON HOTEL -- Freeport, IL: Appraisal of the full service Best Western Stephenson Hotel in Freeport, Illinois for possible acquisition.

BEAR STEARNS, New York, New York: Market value appraisal of $3.65, 56-room AmericInn Motel & Suites located in Richfield, Minnesota.

WINGATE INN – Oakdale, MN: Market value appraisal of $4.2 million, 84-room Wingate Inn hotel located in Oakdale, Minnesota.

CONVENTION, SPORTS & RECREATION FACILITIES

CITY OF MARION, INDIANA – Proposed Ice Arena: Market and financial feasibility study for new sports arena and event center in Marion, IN. Market study evaluated the marketability and likely financial performance of the arena, with a proposed USHL minor hockey team as primary tenant. Additional user groups evaluated included universities and colleges in the local community and surrounding region, as well as youth hockey and figure skating. A detailed analysis was also provided for concerts, events and conventions.

MARKET CREEK EVENTS & VENUES – San Diego, CA: Market study and financial projections for this existing conference, banquet and event facility in San Diego, including a full analysis of the current financial performance and market positioning/market share for the facility, as well as the potential for future utilization and financial performance enhancement through changes in facilities, marketing and operations.

MINNEAPOLIS CONVENTION CENTER – Minneapolis, MN: A feasibility study for a proposed expansion of the Minneapolis Convention Center.

ST. PAUL CIVIC CENTER – St. Paul, MN: Market study, financial analysis and consulting services on behalf of the St. Paul Port Authority.

SEMINOLE TRIBE OF FLORIDA – Proposed Golf Course – Clewiston, FL: Market study and financial projections for a proposed gold course in south-central Florida.

METROPOLITAN AIRPORTS COMMISSION, Minneapolis, Minnesota: A feasibility study for a proposed airport conference center, along with consulting services including the valuation of the Gold Concourse, airport terminal land, proposed acquisition of new airport, and condemnation related issues regarding new north-south runway.

CITY OF TROY, Troy, Michigan: Feasibility study for a convention center and performing arts center. In addition to market research and financial projections for the two public facilities, the need for additional hotel rooms was evaluated and appropriate quality level, size, and amenities were recommended.

CITY OF MANKATO, Mankato, Minnesota: Market study for a convention center and arena to be used by the community and Mankato State University. Services included interviews with area performing arts groups, athletic programs and state and regional convention groups.

CITY OF FAIRMONT, Fairmont, Minnesota: Market study for a regional convention center. Services included evaluation of alternative sites and adequacy of area hotel supply.

CITY OF FERGUS FALLS, Fergus Falls, Minnesota: Market study and financial projections for a convention/exhibition center. Services included evaluation of several alternative sites and recommendations regarding whether the facility should be operated by the city or leased to a hotel operator.

BLUE CHIP CASINO, Michigan City, Indiana: Market study for an expansion of the casino's convention center and the addition of a showroom.

ADDITIONAL IMPACT STUDIES

MGM RESORTS INT'L – MGM NATIONAL HARBOR – Prince George's Co. Maryland: Market study, financial projections and economic impact analysis prepared on behalf of MGM related to gaming license application to the State of Maryland for a new resort casino operation to be constructed at the National Harbor complex.

MINNESOTA INDIAN GAMING ASSOCIATION, Cass Lake, Minnesota: Impact study on the economic benefits of Indian gaming in the State of Minnesota on tribal, local and state economies and tax revenue generated to the state and federal government, which included onsite interviews with each of the ten participating MIGA tribes.

IONE BAND OF MIWOK INDIANS, Plymouth, California: An economic impact analysis for a proposed casino development in northern California. The report analyzed the economic and the projected fiscal impacts of the project.

JEMEZ PUEBLO, Anthony, New Mexico: An economic impact analysis for a proposed casino development on newly designated trust land in southern New Mexico. The report analyzed the economic and the projected fiscal impacts of the project on both the local and regional area.

DOWNTOWN WICHITA, Wichita, Kansas: An economic impact analysis for a proposed casino and hotel development that was used for lobbying purposes to win gaming approval within the state. The report analyzed the economic and social benefits of the proposed project, as well as the projected fiscal impacts of the project.

KANSAS CITY INTER-TRIBAL GAMING MANAGEMENT CONSORTIUM: Market study, facility recommendations and financial projections were prepared for a large casino in the Kansas City area. Testimony on the project and its impact on existing casinos was provided to the Governor's Task Force on Gaming.

KANSAS FOR ECONOMIC GROWTH: Market study, financial projections and economic impact study for a proposed destination gaming facility in southeastern Kansas on behalf of Kansas for Economic Growth and the Three Affiliated Tribes of Kansas.

THE AFFILIATED OREGON GAMING TRIBES, Pendleton, Oregon: Impact study on the economic benefits of Indian gaming in the State of Oregon on tribal, local and state economies and tax revenue generated to the state and federal government, which included onsite interviews with each of the six participating Oregon tribes.

MINNESOTA RESTAURANT ASSOCIATION, Saint Paul, Minnesota: Economic impact analysis on the food service in the State of Minnesota.

SODAK GAMING SUPPLIES, INC., Rapid City, South Dakota: Analysis of the economic benefits of Indian gaming in the State of Minnesota, based upon direct interviews with all Minnesota tribes.

GREATER MINNEAPOLIS CONVENTION & VISITORS BUREAU, Minneapolis, Minnesota: Analysis of state tax revenue increases generated by the Minneapolis Convention Center and related projects.

EXHIBIT E

xpressbet
1/ST TECHNOLOGY

CONFIDENTIAL

January 2, 2024

Via Electronic Mail

Kyle Gustafson
Executive Director
Minnesota Racing Commission
1100 Canterbury Road, Ste. 100
Shakopee, MN 55379

RE: Plan of Operations Change for Xpressbet

Dear Kyle,

Xpressbet, LLC ("Xpressbet") proposes a change to Section 4 of its current Plan of Operation in connection with the submission by Running Aces and Canterbury Park. The below paragraph is to be labeled item E of Section 4.

4. Wagering Platforms

(added language)

E. Optional On-Track Advance Deposit Wagering on Historical Horse Races

Xpressbet and AmTote, in partnership with Canterbury Park (CBY) and Running Aces (RA), will provide advance deposit wagering services utilizing on-track terminal hardware if selected by either or both tracks as a service option. The hardware requires account creation prior to play, cash deposits at terminals, withdrawal via vouchers redeemable at a teller window, wagering functionality for multiple pools and races, and handicapping capabilities with Equibase™ data. Accounts require no minimum deposit. For all accounts, deposits are processed directly at the tote terminal using cash or voucher(s) from other terminals. For all accounts, withdrawals are processed directly at the tote terminal with a voucher redeemable at the customer service center for cash or at a redemption kiosk. Account setup, maintenance, customer service and withdraw processing will be performed by Xpressbet through one or more of its supplier vendors, and by CBY and RA on-site personnel pursuant system requirements provided by AmTote and Xpressbet. Users are required to log into their accounts at the terminal by using account cards issued at the time of account initiation. Players may access certain areas on the terminal such as handicapping information and race information that is derived from Equibase data. All account wagering and access to race data requires an account card at the terminal. All wagering functionality for the product utilizes a hub in Kentucky and wagering pools on previously conducted races. Wagers may be commingled with wagers from other states with identical pool types. All wagering functionality utilizes a Kentucky hub and on-track terminals. This account wagering utilizes

wager types and previously conducted races approved and adopted by the Association of Racing Commissioners International Model Rules (ARCI-004-050 Historical Horse Racing; v. 12.1.2. July 21 2023).

Please contact me with any questions or concerns regarding this change to Xpressbet's Plan of Operation.

Sincerely,

Gene Chabrier
Vice President of Regulatory Affairs
& Business Development

Cc.
Kevin Hoese

EXHIBIT F

On-Track Advance Deposit Wagering On Historical Horse Racing



Adapting to Consumer Demand, Supporting A Stronger Horse Industry

Presentation to the Minnesota Racing Commission

Jan 18, 2024

EXHIBIT F

History of Advance Deposit Wagering (ADW) in MN

- **A regulatory safeguard that requires players to create and fund an account prior to betting on horse races**
- **Approved by MN Legislature in 2015**
- **Providers receiving Class C licenses from Minnesota Racing Commission must:**
  - Comply with Interstate Horse Racing Act
  - Have an approved Plan of Operation to safeguard account owners
  - Complete a source market fee agreement with racetracks, approved by horseperson groups, that supports purses, breeding and regulatory requirements.

✓ **Source Market Fee Statutory Allocations**
  - 28% to standardbred racing
  - 72% to thoroughbred and quarter horse racing
  - 50-50 split of market fee proceeds between tracks and horse groups

✓ **1% of handle to offset MRC regulatory costs**

✓ **0.25% of handle racehorse retirement and breeders fund administration**

Running Aces
CASINO • RACETRACK

Challenge: Nationwide Evolution of Racing

1. The rapid expansion of casino gaming and sports betting is **changing the overall gaming landscape.**
2. The growth of online wagering on horse racing during COVID closures altered consumer patterns, **reducing on-track revenue and purse share of handle.**
3. Inflation has pushed the **cost of horse ownership and training** to record levels.
4. Impacted by the changes in costs and purses, a nationwide shortages of horses and horse owners has made recruiting competition more difficult, **significantly impacting field sizes at tracks without adequate purse levels.**
5. New federal requirements are adding to **compliance and regulatory costs.**
6. Players are looking for options, causing even popular games such as betting on football and casino blackjack to offer **alternative formats to meet consumer demand.**

Running Aces
CASINO • RACETRACK

As States Change Strategies, Their Horse Industries Benefit

Racing states are using broader gaming revenues to enhance purses and support rural economies!

States Utilizing Historical Horse Racing at Racetracks	States Utilizing Slot Machines at Racetracks	States Utilizing Sports Betting at Racetracks
Arkansas	Arkansas	Arkansas
Kansas	Delaware	Indiana
Kentucky	Florida	Iowa
Virginia	Indiana	Kentucky
Wyoming	Iowa	Louisiana
	Louisiana	Maryland
	Maryland	Michigan
	Nebraska	Nebraska
	New Mexico	New Jersey
	New York	Ohio
	Ohio	Pennsylvania
	Oklahoma	Virginia
	Pennsylvania	West Virginia
	West Virginia	

In contrast, states that have not adapted are seeing iconic tracks suspend operations or close, such as Arlington Park, Hollywood Park, Golden Gate Fields, Suffolk Downs, & Turf Paradise

Running Aces CASINO • RACETRACK

Minnesota Is Not Immune From the Threats

- Since pari-mutuel horse racing was expressly approved by MN voters in 1982, **technological advancements have changed casino gaming and introduced online gaming into marketplace. The MN horse racing industry has seen more modest consumer enhancements in 40+ years.**
- As other states have reacted to the changing marketplace to support their racing industries, **purses and incentives for Minnesota horsepersons have become less attractive.**
- The $8.9 million annual Shakopee Mdewakanton Sioux Community Cooperative Marketing Agreement that supplemented purses at Canterbury Park **expired on December 31, 2022.**
- Midwest states that compete with Minnesota for horses are adapting to create higher purses (Iowa, Oklahoma, Indiana, Ohio) and **competition is expanding with recent approval of slot machines at Nebraska racetracks.**
- Federal regulatory requirements are significantly increasing MN Racing Commission **costs of regulation of horse racing in MN, creating a need for additional funding.**

Running Aces
CASINO • RACETRACK

The Challenge for Racetracks: Adapt a Popular Product to Meet Modern Consumer Needs






Tab
TRIPLESHOT
ENERGY


THE BEAR

All trademarks, logos and brand names are the property of their respective owners. All company, product and service names used in this document are for identification purposes only. Use of these names, trademarks and brands does not imply endorsement.

EXHIBIT F
6

Running Aces
CASINO • RACETRACK

Other States Offer Minnesota a Solution Featuring Enhanced Technology for Pari-Mutuel Wagering


Virginia Purse Sizes
18,000,000
16,000,000
14,000,000
12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2,000,000
-
2018
2019
2020
2021
2022

Historical Horse Racing:

A Proven Approach That Uses Past Races to Support Today's Racing


Wyoming Purse Sizes
1,400,000
1,200,000
1,000,000
800,000
600,000
400,000
200,000
-
2018
2019
2020
2021
2022


Kentucky Purse Sizes
250,000,000
200,000,000
150,000,000
100,000,000
50,000,000
-
2018
2019
2020
2021
2022

How On-Track ADW on Historical Horse Racing Works

- ✓ A server maintains a library of **thousands of races conducted in the past** at licensed pari-mutuel facilities from outside of Minnesota that concluded with official results.
- ✓ The **terminals** are connected to a pari-mutuel tote system that manages the pools and payouts for successful wagers on historical races, performing like the current approved tote system.
- ✓ Players utilize the terminal **to access handicapping information**, make a wager from their account, and view the race footage on an entertaining graphical display
- ✓ When successful, players collect winnings on account cards **based on results of the race and pari-mutuel pools**.


Tote Server with Previous Races
ADW Tote Terminals with Player Wagers

How Wagering Looks to the Player



1

Just like current pari-mutuel wagering, players can review handicapping information. The information is statistically and historically accurate, but the individually identifiable information is removed to prevent knowledge of when the previous race took place.



2

Players select their horses as they do on a traditional live racing tote terminal or allow the terminal to make the selection based on morning line odds of the race.

3

Players are shown footage of the finish of the race while an entertaining graphical display is presented on the screen. Winning payouts are determined by the pari-mutuel pools.

On-Track ADW on Historical Horse Racing Provides The Security Expected in Minnesota Gaming

- Just like any ADW wager, **the player must have an account before they can access a tote terminal with previously conducted races.**
- **The player must present a valid ID to a staff member.** Staff scans the ID, verifies the player is at least 18 years of age, and collects contact information.
- The player creates a **confidential PIN in order to access and add funds to the account.**
- The player inserts their **account card into the tote terminal prior to making any wagers.**



ADW Tote Terminals with Player Wagers

Racing Commission Has Full Oversight of Operations at Both Racetracks

National Certification of the ADW System

- The system is verified by Gaming Laboratories International (GLI), which has certified thousands of land-based, online, lottery, and gaming industry systems. GLI has consulted on and/or tested equipment for **more than 480 jurisdictions**.
- GLI has reviewed and certified the system correctly calculates payouts **based on pari-mutuel wagers** on previously conducted races
- AmTote's ADW provider, Xpressbet, has been a **licensed ADW operator in Minnesota since 2015**, providing the tote system for Canterbury Park for live and simulcast races

GAMING LABORATORIES INTERNATIONAL®

GLI®

World Headquarters
600 Airport Road
Lakewood, NJ 08701
Phone (732) 942-3999
Fax (732) 942-0043
www.gaminglabs.com

CANTERBURY PARK

Running Aces CASINO • RACETRACK

Significant Financial Boost for Minnesota Racing

- ✓ Player adoption likely to be gradual, with ADW tote terminals at the two Class A racetracks.[1]
- ✓ By Year 2, gross wagering per terminal should reach $85 per day. With 500 terminals at each track, annual revenue approaches $25 million.
- ✓ **Distributions under M.S. 240.131:**
  - $3.7m to MRC
  - $6.0m for purses under 72-28 split
  - $0.9m for breeder and horse retirement funds

1 – The tracks are seeking approval of Group 2 and Group 3 game themes.

Est. On-Track ADW on HHR Impact After First Full Year (In Millions)	
Terminal ADW Projected Impacts	
Handle	$ 365.0
Winnings Returned to Players	$ 334.0
Gross Wagering Revenue	$ 31.0
Less Player Incentives and Awards	$ 6.2
Net Wagering Revenue	**$ 24.8**
Source Market Fees (SMF Assumed 3.25%)	
240.131 Subd 6.(c)(1)&(d) Standardbred Horse Racing - 28% of SMF * 50%	$ 1.7
240.131 Subd 6.(c)(2)&(d) Thoroughbred & Quarter Horse Racing - 72% of SMF * 50%	$ 4.3
240.131 Subd 6.(c) (1) Minnesota Racetracks - 100% of SMF * 50%	$ 5.9
240.131 Subd 6 (c) Total Source Market Fees	**$ 11.9**
Payments to State	
240.131 Subd 7.(a) Regulatory fee payable to MRC - 1% of handle	$ 3.7
240.131 Subd 7.(b) Racehorse Retirement/Breeders Fees - 0.25% of handle	$ 0.9
240.131 Subd 7 Total Payments to State	**$ 4.6**
ADW Provider Fees	$ 5.0
Funds to Cover Terminal ADW Racetrack Operating Costs	$ 3.4
Total Distributed Funds	**$ 24.8**

Running Aces CASINO • RACETRACK

Statutory Authority Under M.S. Chapter 240

- ✓ Meets the **mission** of the MN Racing Commission
- ✓ Proposal falls under its **ADW regulatory authority**
- ✓ Provides enhanced technology **at the racetracks**, featuring wagering on historical horse races
- ✓ Uses **pari-mutuel pools** to reward successful handicappers

> *"§ Subdivision 1. Authorized. (a) Class B and class D licenses give the licensees authority to conduct pari-mutuel betting on the results of races run at the licensed racetrack, and on other races as authorized by the commission under this section."*

Running Aces
CASINO • RACETRACK

On-Track ADW on Historical Horse Racing:
Evolving the Racing Experience at Minnesota's Tracks

1. Proven. Adopts a successful national solution for increasing purses and addressing regulatory costs.
2. Complementary. Uses pari-mutuel betting on past horse races to support today's racing purses.
3. Consumer Preferences. Electronic systems will allow players to interact with racing at their own pace.
4. Narrow Approach. A unique game that can attract racing enthusiasts without disrupting the rest of Minnesota's gaming marketplace.
5. Track Record. ADW is legal and has been successfully operating in MN since 2015.

EXHIBIT G

MASLON LLP

EVAN A. NELSON
evan.nelson@maslon.com
612.672.8396 o

January 3, 2024

Minnesota Racing Commission
c/o Commissioner Camille McArdle DVM, Chair
1100 Canterbury Road, Suite 100
Shakopee, MN 55379

Re: ***Legal Support and Authority for On-Track Advance Deposit Wagering on Historical Horse Racing in Minnesota***

Dear Commissioners:

We represent Running Aces Casino, Hotel & Racetrack ("Running Aces"), and write to provide a legal opinion on the Minnesota Racing Commission's ("MRC") authority to approve the use of On-Track Advance Deposit Wagering ("ADW") on Historical Horse Racing at Running Aces and Canterbury Park under Minnesota statutes and rules. Xpressbet and AmTote, in partnership with Canterbury Park and Running Aces, intend to provide advance deposit wagering services utilizing On-Track ADW HHR and built using the same AmTote totalizator technology and AmTote Spectrum® system as live racing.

Minnesota law allows for ADW, meaning a "system of pari-mutuel wagering in which wagers and withdrawals are debited and winning payoffs and deposits are credited to an account held by an authorized ADW provider on behalf of an account holder." Minn. Stat. § 240.01, subd. 1c. Advance deposit wagers are (1) wagers, (2) placed through an advance deposit wagering provider (3) on a horse race that is conducted outside of the state. *Id.* at subd. 1b. On-Track ADW on Historical Horse Racing constitutes pari-mutuel betting through an ADW provider on a previously-run horse race conducted outside of the state. As discussed below, there is nothing in Minnesota statute or federal law that prohibits On-Track ADW on Historical Horse Racing and the use of previously-run races, nor is there any statutory language that limits ADW to contemporaneous or future races.

In fact, Minnesota statutes grant the MRC a wide and open-ended authority to allow pari-mutuel betting on races beyond those conducted at Minnesota-licensed racetracks, a breadth that allows for and should be seen to encourage the MRC's adaptation to necessary technological innovations in pari-mutuel betting on horse racing at Minnesota facilities. No additional legislation or rule-making is required to authorize the use of On-Track ADW on Historical Horse Racing at Running Aces or Canterbury Park.

BACKGROUND

As MRC has recognized, because the horse racing industry faces ever-increasing competition in the market, the industry must innovate to support the sport that we love, its animals,

athletes, trainers, and spectators, as well as the related agricultural industry. On-Track ADW on Historical Horse Racing builds directly upon the principles and technology of the pari-mutuel horse race betting and the ADW pari-mutuel betting already authorized at Running Aces and Canterbury Park. On-Track ADW on Historical Horse Racing would modernize Running Aces and Canterbury Park, increase attendance, benefit the local and state economies, bolster purses and thus attract higher quality race horses, and increase contributions to the Minnesota Breeders' Fund.

The success or failure of a patron's ADW wagers are solely determined by the results of actual horse races themselves. Patrons betting through On-Track ADW on Historical Horse Racing apply their own decision-making and skill in making a given bet. Patrons can review anonymized handicapping information from the races: trainer/jockey, class, speed, earnings, pace, form, and pedigree. Thus, patrons make a skilled assessment as to which horse(s) they wish to wager upon. Patrons are able to select the Morning Line Odds to place bets, which are identical to the Morning Line Odds published for that race when it was run and consistent for any patron who wagers on that race. Once the patron places all bets, the patron can watch the full horse races bet upon, the final seconds of each race, or skip the races to see the results of their bets.

On-Track ADW on Historical Horse Racing has variability in its displays, but regardless of the display, the machines are powered by real horse racing results. Its most basic display, the traditional wagering interface, mirrors wagering machines currently in use in Minnesota at Canterbury Park. While On-Track ADW on Historical Horse Racing gives patrons the option to view wagering results with the use of colors, bells, wheels, and whistles, those attributes are just for entertainment value and have no effect on a patron's bets or potential winnings. On-Track ADW on Historical Horse Racing will offer pari-mutuel pools for ADW betting that are already permitted in Minnesota, in accordance with Minn. Stat. § 240.13, subd. 3.

ANALYSIS

1. On-Track ADW on Historical Horse Racing is a Form of ADW, which is Legal Under Minnesota and Federal Law—Simply Put, There are no Legal Barriers to On-Track ADW on Historical Horse Racing.

On-Track ADW on Historical Horse Racing is not novel. On-Track ADW on Historical Horse Racing is pari-mutuel wagering, using the same skills patrons use on any horse race. The only difference is that the horse races are not being run contemporaneously with the betting on those horse races. Therefore, the legal structure that applies to ADW encompasses On-Track ADW on Historical Horse Racing at the both the state and federal level, and there are no barriers to MRC approval.

A. On-Track ADW on Historical Horse Racing is Compliant with Minnesota Law.

On-Track ADW on Historical Horse Racing fits within the requirements for ADW under Minnesota law, which requires that an advance deposit wager (1) is a pari-mutuel wager (2) on a race conducted outside of the state, (3) "withdrawals are debited and winning payoffs and deposits are credited to an account held by an authorized ADW provider on behalf of the account holder," (4) the horse racing is compliant with the Interstate Horseracing Act of 1978 and Minn. Stat. § 240.131, and (5) there is a contract between an authorized advance deposit wagering provider

and a licensed racetrack. Minn. Stat. § 240.01, subd. 1b-c; Minn. Stat. § 240.131. As a preliminary matter, the second requirement is met because the races used by the On-Track ADW on Historical Horse Racing machines are all from outside the state of Minnesota, and because there is no requirement that an advance deposit wager be conducted on a live horse race in another state, just that it took place in another state.

The first requirement is also met because On-Track ADW on Historical Horse Racing wagers are pari-mutuel wagers, as On-Track ADW on Historical Horse Racing clearly constitute pari-mutuel betting on horse racing under Minnesota law. Minn. Stat. § 240.01 subd. 14 defines "pari-mutuel betting" as "the system of betting on horse races where those who bet on horses that finish in the position or positions for which bets are taken share in the total amounts bet, less deductions required or permitted by law." *See* Minn. Stat. § 240.01, subd. 14. In *Rice v. Connolly*, the Minnesota Supreme Court added an additional requisite element of "proportionality" in the division of the pool amongst winners to the definition of "pari-mutuel betting." 488 N.W.2d 241, 244 (Minn. 1992). The definition of "pari-mutuel" betting under the statute and case law does not include any reference to or requirement that the betting be conducted on horses racing at the same time as bets are being placed.

On-Track ADW on Historical Horse Racing, just like the ADW and pari-mutuel wagering on live races currently authorized by the MRC at Running Aces and Canterbury, constitutes pari-mutuel betting because patrons are "betting on horse races," betting on the positions of finish, and betting "on or at the racetrack premises." Similarly, On-Track ADW on Historical Horse Racing also ensures that patrons proportionately "share in the total amounts bet," because each time a patron makes a live pari-mutuel wager into one of the many live, always-open pari-mutuel pools, they join with all other patrons who previously wagered into that live pari-mutuel pool since the last time that pool was distributed in full to a winner. Each time a patron does not win, or wins only part of that live pari-mutuel pool, the remainder of the pool carries over, and the next patron shares in that pool. The money wagered is shared by the winners and distributed in accordance with any winning wagers proportionately to the patron's wagers into the pool, after any necessary deductions in accordance with state law. Finally, in accordance with Minnesota statutory law, On-Track ADW on Historical Horse Racing will debit and deposit winning payoffs through a Minnesota-authorized ADW provider, Xpressbet. In addition, any required contracts for On-Track ADW on Historical Horse Racing's implementation will be submitted to the MRC for approval prior to implementation.

B. On-Track ADW on Historical Horse Racing is Compliant with the Interstate Horse Racing Act.

On-Track ADW on Historical Horse Racing is also allowed under the Interstate Horse Racing Act. Wagers may be accepted on an "interstate off-track wager," as defined by statute, if the entity accepting the wager obtains consent from the host racing association, the host racing commission, the off-track racing commission, and tracks "within 60 miles of such off-track betting office." 15 U.S.C. § 3004. Xpressbet and Parimax, as the On-Track ADW on Historical Horse Racing provider, already accept wagers in other states. Thus, following any necessary requests to the MRC for contractual approvals or plan of operation amendments, all of which would be within the MRC's purview and authority, all the legal requirements for ADW pari-mutuel betting on horse

races under Minnesota and federal law would be met for On-Track ADW on Historical Horse Racing.

2. On-Track ADW on Historical Horse Racing are not "Gambling Devices" or "Video Games of Chance" Under Minnesota Statutes.

On-Track ADW on Historical Horse Racing machines are not prohibited "gambling devices" under Minnesota law because winnings awarded on bets on the machines are not determined principally by chance, and the On-Track ADW on Historical Horse Racing machines have substantial elements of skill and/or are primarily games of skill. *See* Minn. Stat. § 609.75, subds. 4 and 8. On-Track ADW on Historical Horse Racing terminals are also not "gambling devices" because they do not award game credits or replays or contain a device that records unplayed credits or replays—winnings are tracked in dollars on the screen, and the patron can keep betting using those dollars or cash out their winnings. Further, On-Track ADW on Historical Horse Racing does not "simulat[e] horse racing," *see* Minn. Stat. § 609.75, subd. 8(2), because the results of races, while anonymized, come from actual horse races.

It is established Minnesota Supreme Court law that *horse racing itself* is not chance-based, and the use of a gambling device or tool that does not affect the results of the horse race adds no extra element of chance to the horse race. *See Minnesota v. Shaw*, 39 N.W. 307 (Minn. 1888). While Minnesota courts have not revisited the issue since the 1888 *Shaw* decision, state courts in Louisiana, Michigan, Illinois, Utah, Colorado, Arkansas, and Arizona have confirmed that horse racing is a substantially skill-based and not chance-based activity. Further, the act of *betting* on horse racing is also not a chance-based activity, as the Minnesota Supreme Court stated that there is "no element of chance in the[] use" of equipment for betting on horses, and, as other state courts like Alabama, Michigan, Louisiana, and Utah have held more directly since, betting on a skill-based activity does not transform a race from a sport of skill to a chance-based activity, and if anything, offers additional opportunities to use skill and judgment. As pari-mutuel horse racing is essentially the same across jurisdictions, those opinions would be persuasive in Minnesota courts.

Under this case law, the use of technology to place, record, or display bets that does not itself manipulate or determine the result of the horse race does not in turn transform that sport of skill into a game of chance. On-Track ADW on Historical Horse Racing does not alter the skill-based nature of the horse races, and in no way affect the horse race results, but rather enable patrons to use handicapping data to bet on those races or to use the morning line odds to place their bets (just as they could at the racetracks themselves), and within live pari-mutuel pools, and then record, tabulate, and display those bets.

Thus, the use of On-Track ADW on Historical Horse Racing to enable patrons to make pari-mutuel bets on previously-run horse races does not violate Minnesota law because betting using On-Track ADW on Historical Horse Racing incorporates substantial elements of skill, does not simulate horse racing, and any winnings are not awarded primarily or principally by chance.

3. On-Track ADW on Historical Horse Racing Falls Within Minnesota's Statutory Definitions of "Gambling Equipment" or "Associated Equipment" of Gambling, as Supported by *Shaw*.

Minn. Stat. § 609.75, subd. 4(a) differentiates certain gambling instrumentalities from the definition of "gambling devices." The statute provides: "Associated equipment means any equipment used in connection with gambling that **would not be classified as a gambling device**, including, but not limited to: cards, dice, **computerized systems of betting at a race book or sports pool**, computerized systems for monitoring slot machines or games of chance, devices for weighing or counting money, and links which connect progressive slot machines." *Id.* (emphasis added). This definition is similar to the definition of "gambling equipment" under Minn. Stat. § 349.12, subd. 18(b)(5). That statute states that "gambling equipment" includes, among other things, permanent gambling equipment such as "programmable electronic devices that have no effect on the outcome of a game and are used to provide a visual or auditory enhancement of a game." The Court's holding in *Shaw* that an "instrumentali[ty] that "undoubtedly serve[d] to facilitate gambling" but "in no way determined [the race's result] by [its] use" was not a gambling device is strikingly similar to these statutory definitions.

On-Track ADW on Historical Horse Racing fall within the Minnesota statutory definitions, and within the idea of a gambling instrumentality as set forth in *Shaw*. They are "computerized systems" of making bets on actual horse races, which "facilitate" gambling on horse races, but the use of the technology of the electronic devices "has no effect on the outcome" of the previously-run horse race or on the potential success/failure of the patron's wager, since that is determined solely by the actual results of the previously-run horse race. Accordingly, they squarely fall within the statutory definitions of legal "gambling equipment" rather than illegal "gambling devices."

4. MRC Has the Authority to Approve On-Track ADW on Historical Horse Racing by Adopting and Authorizing Xpressbet's Plan of Operation Request, and Approving Any Necessary Contracts Through its Regular Processes and Procedures.

The MRC has broad authority under Minnesota law. Under Minnesota Statutes § 240.03, the MRC has the powers and duties, among other things, "to regulate horse racing in Minnesota to ensure that it is conducted in the public interest," "to supervise the conduct of pari-mutuel betting on horse racing" and "to take all necessary steps to ensure the integrity of racing in Minnesota." This includes the open-ended and wide-ranging authority to approve races beyond those run at the Minnesota licensed racetracks, and could easily encapsulate not just races that are being presently run at out-of-state facilities but previously conducted races as well. Minn. Stat. § 240.13, subd. 1(a) (licensed facilities may conduct pari-mutuel wagering on races conducted at the facility "and on other races as authorized by the commission"). Given the MRC's broad authority, the MRC has adopted the mission to "promote the horse racing and breeding industry in Minnesota in order to provide economic stimulus, offer residents and visitors an exciting entertainment option, and support agriculture and rural agribusiness." *Our Business*, THE MINN. RACING COMM., https://mn.gov/mrc/about-us/. Here, approving On-Track ADW on Historical Horse Racing falls under the MRC's authority as pari-mutuel wagering on horse racing. Approval of On-Track ADW on Historical Horse Racing also aligns with the MRC's mission of promoting horse racing and would result in a reinvigoration to the Breeders' Fund.

The horse racing industry, and thus the MRC, must adapt to current times and technological advances to stay afloat and preserve the integrity of racing. The MRC has a duty to "take all necessary steps to ensure the integrity of racing in Minnesota." Minn. Stat. § 240.03. Simply put, denying legal innovations stunts the industry. Due to Minnesota's weather, there are a limited number of racing days in a year, so competition for horses and trainers is fierce. Without a reinvigoration that would allow for additional funding for horsemen, there is a risk of further attrition to warmer states. Similarly, a failure to adapt to new technology risks the future of the sport, as newer generations expect a greater level of technological innovation. Over time, attrition of horsemen and spectators risks the entire industry. On-Track ADW on Historical Horse Racing would drive additional funding to the Breeders' Fund and all related agricultural businesses that support the sport (and are equally at risk if the industry slows). The MRC can, and has a duty to, approve On-Track ADW on Historical Horse Racing.

Additionally, the directors of pari-mutuels and racing security under Minn. Stat. § 240.04, subd. 2(a-b), subd. 3, have duties to "supervise all forms of pari-mutuel betting on horse racing in the state," "inspect all machinery," and "enforce all laws and commission rules relating to the security and integrity of racing" are applicable to On-Track ADW on Historical Horse Racing's pari-mutuel betting on previously-run horse races.

No additional rulemaking or legislation is necessary for the MRC to assign racing days for the operation of On-Track ADW on Historical Horse Racing, to address required takeouts for taxes imposed and withheld, to set purse deductions and Breeders Fund payments from On-Track ADW on Historical Horse Racing pari-mutuel pools, provide for licensure of personnel to administer, manage, or otherwise assist in the provision of On-Track ADW on Historical Horse Racing machines as a form of pari-mutuel betting, to ensure On-Track ADW on Historical Horse Racing machines' compliance with requirements for calculation and display of information, to ensure facilities maintenance and submission of inspection reports in the areas of class A facilities where On-Track ADW on Historical Horse Racing would be in operation, or to ensure the MRC's ability to review all contracts entered into relating to On-Track ADW on Historical Horse Racing. The MRC already has power, authority, and control over each and every one of these areas, and the flexibility to make decisions and applying existing law to On-Track ADW on Historical Horse Racing technology without further rulemaking or legislation.

CONCLUSION

Authorization of On-Track ADW on Historical Horse Racing terminals at Running Aces and Canterbury Park is legally permissible under applicable Minnesota and federal statutes and rules. There are no legal barriers to the MRC authorizing On-Track ADW on Historical Horse Racing, nor any need for additional rulemaking or legislation prior to implementation.

Please feel free to contact us with any questions. Thank you.

Sincerely,

Evan A. Nelson
he/him/his

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MINNESOTA
HARNESS RACING

January 2, 2024

Kyle Gustafson, Executive Director
Minnesota Racing Commission

RE: MHRI Support for ADW/HHR

Dear Executive Director Gustafson and Commissioners,

We write in support of the Commission's approval of On-Track Advance Deposit Wagering on Historical Horse Racing, ("ADW/HHR"). The horse racing industry has been a vital part of the Minnesota agricultural economy but is currently facing challenging economic conditions. The approval of ADW/HHR can help the industry move forward and improve the fiscal situation we are currently experiencing.

A 2017 study sponsored by the Minnesota Racing Commission, (MRC), and conducted by the University of Minnesota's Extension Center for Community Vitality found that racing in Minnesota created a vibrant industry that "currently contributes $409.2 million and 5,590 jobs to Minnesota's economy."

However, since the 2017 study, COVID has shifted consumer spending patterns and inflation has changed the industry's dynamics. Multiple tracks across the country have closed. The cost to raise and train horses has risen dramatically. Weather patterns caused an unprecedented cancellation of live races in Minnesota due to heat and air quality last year. We are asking for your support.

Horse racing needs to innovate and grow, in order to have a viable future here in Minnesota. We believe the proposed ADW/HHR can be part of the solution to keep racing alive. The MRC has been given the legislative powers and duty to supervise the conduct of pari-mutuel betting on horse racing with the prescribed goals of ensuring the integrity and viability of the industry.

We encourage you to approve ADW/HHR and keep horse racing a vibrant part of the Minnesota economy.

Respectfully,

Justin Anfinson
President
Minnesota Harness Racing, Inc.

EXHIBIT H